Exhibit 10.1
STOCK PURCHASE AGREEMENT
Dated as of May 1, 2008
between
MasTec North America, Inc., the Buyer
and
Alan B. Roberts, the Seller

TABLE OF CONTENTS

1.	PURCHASE AND SALE OF SHARES.		1

	1.1	Purchase and Sale of Shares	1
	1.2	Purchase Price	1
	1.3	Purchase Price Adjustments	1
	1.4	The Closing	3
	1.5	Payments	3
	1.6	Earn-out	4

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.		6

	2.1	Organization; Predecessors	7
	2.2	Capitalization of the Company; Title to Shares	7
	2.3	Power and Authorization	8
	2.4	Authorization of Governmental Authorities	8
	2.5	Noncontravention	8
	2.6	Financial Statements	9
	2.7	Absence of Undisclosed Liabilities	10
	2.8	Absence of Certain Developments	10
	2.9	Debt; Guarantees	12
	2.10	Assets	12
	2.11	Accounts Receivable	12
	2.12	Real Property	12
	2.13	Equipment	14
	2.14	Intellectual Property	14
	2.15	Legal Compliance; Illegal Payments; Permits	15
	2.16	Inventories	18
	2.17	Employee Benefit Plans	18
	2.18	Environmental Matters	20
	2.19	Contracts	21
	2.20	Affiliate Transactions	23
	2.21	Customer and Supplier	23
	2.22	Customer Warranties	24
	2.23	Capital Expenditures and Investments	24
	2.24	Employees	24
	2.25	Litigation; Governmental Orders	26
	2.26	Insurance	26
	2.27	Banking Facilities	27
	2.28	Powers of Attorney	27
	2.29	No Brokers	27
	2.30	Adequacy of Internal Controls	27
	2.31	Disclosure	27
	2.32	Securities Law Matters	27
	2.33	Company Operations	28
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3.	REPRESENTATIONS AND WARRANTIES OF THE BUYER.		28

	3.1	Organization	28
	3.2	Power and Authorization	28
	3.3	Authorization of Governmental Authorities	28
	3.4	Noncontravention	28
	3.5	No Brokers	29
	3.6	Securities Law Compliance	29

4.	COVENANTS.		29

	4.1	Release	29
	4.2	Confidentiality	29
	4.3	Publicity	30
	4.4	Covenant Against Competition	30
	4.5	Further Assurances	32
	4.6	Cooperation Regarding Financial Statements	33
	4.7	Corrective Action	33

5.	INDEMNIFICATION.		33

	5.1	Indemnification by the Seller	33
	5.2	Indemnity by the Buyer	34
	5.3	Time for Claims	34
	5.4	Third Party Claims	35
	5.5	Knowledge and Investigation	37
	5.6	Insurance	37
	5.7	Remedies Cumulative	37
	5.8	Right of Setoff	37

6.	TAX MATTERS		37

	6.1	Representations and Obligations Regarding Taxes	37
	6.2	Covenants With Respect To Taxes	41
	6.3	Indemnification for Taxes	42

7.	MISCELLANEOUS		45

	7.1	Notices	45
	7.2	Succession and Assignment; No Third-Party Beneficiary	46
	7.3	Amendments and Waivers	46
	7.4	Entire Agreement	47
	7.5	Schedules; Listed Documents, etc.	47
	7.6	Counterparts; Execution	47
	7.7	Survival	47
	7.8	Severability	47
	7.9	Headings	47
	7.10	Construction	47
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	7.11 Governing Law		48
	7.12	Jurisdiction; Venue; Service of Process	48
	7.13	Waiver of Jury Trial	48
	7.14	Expenses	49

8.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.		49

	8.1	Definitions	49
	8.2	Rules of Construction	58
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SCHEDULES

2.1.2	Predecessor Status, etc.
2.2	Capitalization of the Company
2.5	Noncontravention
2.6	Financial Statements
2.6.1	Excluded Assets
2.8	Certain Developments
2.9	Debt
2.10	Assets
2.11	Accounts Receivable
2.12	Real Property
2.14	Intellectual Property
2.15.3	Permits
2.17(a)	Employee Benefit Plans
2.18	Environmental Matters
2.19	Contracts
2.19.4	Bids
2.20	Affiliate Transactions
2.21	Customers and Suppliers
2.22	Customer Warranty Claims
2.23	Capital Expenditures and Investments
2.24	Employees
2.25	Litigation
2.26	Insurance
2.27	Banking Facilities
2.28	Powers of Attorney
4.4.1(a)	Employees Who May be Solicited
6	Taxes
6.1(a)	Tax Returns
6.1(d)	Tax Clearances
6.1(e)	Tax Audits and Disputes
6.1(l)	Tax Claims or Elections for any Reliefs, Allowances or Credits
6.1(p)	Tax Residence
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STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement dated as of May 1, 2008 (the “Effective Date”), as amended or otherwise modified (the “Agreement”) is between MasTec North America, Inc., a Florida corporation (the “Buyer”), and Alan B. Roberts, an individual (the “Seller”).
RECITALS
     WHEREAS, the Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock (the “Shares”) of Pumpco, Inc., a Texas corporation (the “Company”); and
     WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Buyer and the Seller hereby agree as follows:
1.	PURCHASE AND SALE OF SHARES.
     1.1 Purchase and Sale of Shares. At the Closing, subject to the terms and conditions of this Agreement, the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Seller, the Shares free and clear of any and all Encumbrances.
     1.2 Purchase Price. As consideration for the Shares, the Buyer shall pay the Seller an amount equal to Forty-Four Million Dollars ($44,000,000) as adjusted pursuant to Section 1.3 (the “Cash Purchase Price”).
     1.3 Purchase Price Adjustments.
          1.3.1 The Seller acknowledges that the amount of the Purchase Price is based, in addition to the other terms and conditions of this Agreement, on the Effective Date (a) the Company having a tangible net worth ((x) assets of the Company, minus (y) liabilities of the Company, minus (z) intangible assets of the Company) determined in accordance with GAAP (except for the impact of using tax basis depreciation for fixed assets), equal to or exceeding Twelve Million Eight Hundred Thirty-Eight Thousand Dollars ($12,838,000) (the “Minimum Tangible Net Worth”); (b) the Company having total assets determined in accordance with GAAP (except for the impact of using tax basis depreciation for fixed assets), equal to or exceeding Thirty-Two Million Eight Hundred Fifty-Nine Thousand Dollars ($32,859,000) (the “Minimum Total Assets”) of which (A) a minimum of Four Million Five Hundred Thousand Dollars ($4,500,000) must be in the form of cash, and Accounts Receivable no older than ninety (90) days and (B) property, plant and equipment, including, but not limited to trucks, trailers and other construction equipment having a net book value of at least Twenty-One Million Dollars ($21,000,000); (c) the Company having net working capital ((x) cash and Accounts Receivable no older than ninety (90) days minus (y) accounts payable and accrued liabilities) determined in accordance with GAAP (except for the impact of using tax basis depreciation for fixed assets) of at least Three Million One Hundred Fifty-Three Thousand Dollars ($3,153,000) (the “Minimum Net Working Capital”); and (d) the Company having Debt that is no greater than Thirteen Million Eight Hundred Twenty-Five Thousand Dollars ($13,825,000) (the “Maximum Company Debt”).
          1.3.2 As soon as practicable but in no event more than ninety (90) days following the Closing, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller (a) a balance sheet (the “Closing Balance Sheet”) of the Company as of the Effective Date prepared in accordance with GAAP, except for the impact of using tax basis depreciation for fixed assets and no accrual shall be made with respect to Taxes for the period from the Effective Date to the Closing Date and with respect to the distribution and transfer of the Excluded Assets, (b) a closing statement as of the Effective Date (the “Closing Statement”) setting forth the Company’s actual tangible net worth (the “Actual Tangible Net Worth”), the Company’s actual total assets (the “Actual Total Assets”), the Company’s actual net working capital (the “Actual Net Working Capital”) and the Company’s actual Debt (the “Actual Company Debt”), and (c) supporting documentation for the foregoing as reasonably requested by the Seller.
          1.3.3 The Seller and its accountants shall complete their review of the Closing Balance Sheet, Closing Statement, and supporting documentation within 30 days after delivery thereof by the Buyer. If the Seller objects to the Closing Balance Sheet or Closing Statement for any reason, the Seller shall, on or before the last day of such 30-day period, so inform the Buyer in writing (a “Seller’s Objection”), setting forth a specific description of the basis of the Seller’s determination and the adjustments to the Closing Balance Sheet or Closing Statement that the Seller believes should be made. If no Seller’s Objection is received by the Buyer on or before the last day of such 30-day period, then the Closing Balance Sheet and Closing Statement delivered by the Buyer shall be final. The Buyer shall have 15 days from its receipt of the Seller’s Objection to review and respond to the Seller’s Objection.
          1.3.4 If the Seller and the Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the Seller’s Objection within 15 days following the completion of the Buyer’s review of the Seller’s Objection, they shall refer any remaining disagreements to the CPA Firm which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with this Section 1.3, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Balance Sheet and Closing Statement require adjustment. The Buyer and the Seller shall instruct the CPA Firm to deliver its written determination to the Buyer and the Seller no later than 30 days after the remaining differences underlying the Seller’s Objection are referred to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon the Buyer and the Seller. In resolving any disputed item, the CPA Firm may not assign a value to any disputed item that is greater than the greatest value claimed by either party or less than the smallest value claimed by either party for the item. The fees and disbursements of the CPA Firm shall be borne (i) by the Seller in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Seller (as finally determined by the CPA Firm) bears to the aggregate dollar amount of all disputed items and (ii) by the Buyer in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by the Seller (as finally determined by the CPA Firm) bears to the aggregate dollar amount of all disputed items. For example, if the parties dispute $100,000 of a proposed adjustment to be paid by the Seller, the CPA Firm determines that such adjustment should be $40,000 and the CPA Firm’s fees are $50,000, then (i) the Seller shall pay $20,000 (40%) of such fees and (ii) the Buyer shall pay $30,000 (60%) of such fees. The Buyer and the Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Balance Sheet, Closing Statement and the Seller’s Objection and all other items reasonably requested by the CPA Firm in connection therewith.
          1.3.5 Upon the final determination of Actual Tangible Net Worth, Actual Total Assets, Actual Net Working Capital and Actual Company Debt as set forth in this Section 1.3, the Cash Purchase Price will be reduced on a dollar-for-dollar basis by (a) the amount, if any, by which Minimum Tangible Net Worth exceeds Actual Tangible Net Worth; (b) the amount, if any, by which Minimum Total Assets exceeds Actual Total Assets; (c) the amount, if any, by which Minimum Net Working Capital exceeds Actual Net Working Capital; (d) the amount, if any, by which the Actual Company Debt exceeds the Maximum Company Debt; and (e) the amount, if any, by which (i) the total of actual cash and Accounts Receivable no older than ninety (90) days, is less than Four Million Five Hundred Thousand Dollars ($4,500,000) and/or (ii) the net book value of property, plant and equipment, including, but not limited to trucks, trailers and other construction equipment is less than Twenty One Million Dollars ($21,000,000); provided that there shall be no duplication of any reduction required by this Section 1.3. If the Actual Net Working Capital exceeds Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Maximum Net Working Capital”), the Cash Purchase Price shall be increased on a dollar-for-dollar basis by the amount by which the Actual Net Working Capital exceeds the Maximum Net Working Capital. If any adjustment to the Cash Purchase Price is required by this Section 1.3, the Seller or the Buyer, as applicable, shall promptly (and in any event within five Business Days) after the final determination thereof pay to the other party the purchase price adjustment amount by wire transfer of immediately available funds to an account designated by such party. For purposes of clarity, if the net adjustment pursuant to this Section 1.3 results in (i) an increase to the Purchase Price, the amount of the increase shall be paid by the Buyer to the Seller; or (ii) a decrease to the Purchase Price, the amount of the decrease shall be paid by the Seller to the Buyer.
     1.4 The Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on May 30, 2008 (the “Closing Date”), simultaneously at the offices of the Buyer and the Seller. Upon consummation, the Closing will be deemed for all purposes to have taken place as of 12:01 a.m. on the Effective Date, except for the filing of the Company’s Tax Return to be prepared by the Seller as of the Closing Date and the distribution to the Seller of the Excluded Assets, which shall be deemed to have occurred as of the Closing Date.
     1.5 Payments. At the Closing, the Buyer will deliver to the Seller the Cash Purchase Price (by wire transfer of immediately available federal funds to the account(s) furnished by the Seller) against delivery to the Buyer of certificates evidencing the Shares duly endorsed (or accompanied by duly executed stock transfer powers). The Seller will furnish its account information to the Buyer in writing not fewer than two Business Days prior to the scheduled Closing Date.
     1.6 Earn-out.
          1.6.1 In addition to the Cash Purchase Price, and as additional consideration for the purchase of the Shares, the Buyer shall pay the Seller contingent cash payments (the “Earn-Out Payments”, and together with the Cash Purchase Price, the “Purchase Price”) as determined pursuant to this Section 1.6 at the times, in the manner and to the extent Earn-Out Payments are earned pursuant to the following terms:
          (a) with respect to the Company’s 2008 Earn-out Period EBT, 50% of the Company’s 2008 Earn-out Period EBT above $3,750,000 will be paid to the Seller.
          (b) with respect to the Company’s 2009 Earn-out Period EBT, 50% of the Company’s 2009 Earn-out Period EBT above $7,500,000 will be paid to the Seller.
          (c) with respect to the Company’s 2010 Earn-out Period EBT, 50% of the Company’s 2010 Earn-out Period EBT above $7,500,000 will be paid to the Seller.
          (d) with respect to the Company’s 2011 Earn-out Period EBT, 50% of the Company’s 2011 Earn-out Period EBT above $7,500,000 will be paid to the Seller.
          (e) with respect to the Company’s 2012 Earn-out Period EBT, 50% of the Company’s 2012 Earn-out Period EBT above $7,500,000 will be paid to the Seller.
          (f) with respect to the Company’s 2013 Earn-out Period EBT, 50% of the Company’s 2013 Earn-out Period EBT above $3,750,000 will be paid to the Seller.
          (g) Notwithstanding the foregoing, if the Company’s EBT for any Earn-out Period is negative taking into account the adjustment to such EBT resulting from a prior Negative EBT Earn-out Period as set forth in this subsection 1.6.1(g) (any such year, a “Negative EBT Earn-out Period”), the Company’s EBT for the subsequent period shall be reduced by the amount by which EBT for the Negative EBT Earn-out Period was less than zero.
          1.6.2 For purposes of this Section 1.6, the Company’s “Earn-out Period” shall mean the period commencing on January 1 and ending of December 31 of the relevant year, provided, that (i) the “Earn-out Period” for 2008 shall commence on July 1, 2008 and end on December 31, 2008 and (ii) the “Earn-out Period” for 2013 shall commence on January 1, 2013 and end on June 30, 2013.

          1.6.3 For purposes of this Section 1.6, “EBT” means for any Earn-out Period the sum of (a) the net income or loss generated by the Company’s operations as they exist on the Effective Date and as they may grow or contract after the Effective Date in the normal course of business through internal growth and not through acquisitions or other extraordinary or non-recurring transactions (the “Existing Operations”), after deduction of all costs, expenses, interest, taxes, depreciation, amortization, and other proper charges (including without limitation (i) the cost of any bonuses or incentive payments earned with respect to the applicable period (excluding any Earn-Out Payment), (ii) the cost of any equity granted to employees, or other derivative securities granted during the applicable period, valued in accordance with the Black-Scholl model and amortized over the vesting period of any equity granted, (iii) the cost of capitalized leases, amortized over the lease term, calculated in accordance with GAAP, except for the impact of using tax basis depreciation for fixed assets and (iv) all interest and amortization with respect to the Company’s Debt, including all Debt reflected on the Closing Date Balance Sheet) plus (b) (i) federal, state, or local taxes attributable to the Existing Operations for such period, in each case as determined in accordance with GAAP, except for the impact of using tax basis depreciation for fixed assets, and (ii) any amortization of goodwill solely attributable to the transactions contemplated hereunder, but only to the extent that such taxes or amortized goodwill were deducted in determining the Company’s net income or loss. In determining the costs to be deducted in calculating net income under subparagraph (a), any costs for services or benefits provided to the Company by the Buyer or any Affiliate of the Buyer shall not exceed the actual cost of furnishing such services or benefits.
          1.6.4 Except (i) if there is a disagreement as described in Section 1.6.6 or (ii) in the case of the Earn-Out Payment for the 2013 Earn-out Period, which shall be paid on October 15, 2013, the Buyer will pay to the Seller the Earn-Out Payment with respect to a specific Earn-out Period, if any Earn-Out Payment is owed, no later than April 15th of the next succeeding year, at the Buyer’s option (i) in cash in immediately available funds or (ii) in MasTec, Inc. (“MasTec”) common stock valued at the closing price of the common stock of MasTec on the New York Stock Exchange composite for the previous trading day or (iii) in any combination of cash or MasTec common stock. The maximum number of shares of MasTec common stock that may be issued hereunder is 672,088. If MasTec issues MasTec common stock for some, or any portion, of the Earn-Out Payment, such shares, at the time of their issuance, will be: (i) validly authorized shares and (ii) registered for resale pursuant to an effective registration statement that has been filed with the SEC.
          1.6.5 The Seller will be entitled to the Earn-Out Payments, if earned, whether or not the Seller remains employed by the Buyer or the Company; provided that nothing in this Section 1.6 constitutes an agreement or understanding to employ the Seller for a term of years or otherwise to guarantee the Seller’s employment with the Buyer or the Company.
          1.6.6 On or prior to March 15th of each year after the expiration of each Earn-out Period (other than with respect to the Earn-Out Payment for the 2013 Earn-out Period, which will be calculated on or before September 15, 2013), the Buyer will calculate the Earn-Out Payment, if any, for such period and provide the Seller with the Buyer’s calculation of the Earn-Out Payment together with reasonable supporting documentation. For thirty (30) days following the delivery of the Earn-Out Payment calculation to the Seller (the “Earn-Out Review Period”), the Seller may review the Earn-Out Payment calculation and other documentation. The Seller must notify the Buyer, in writing, of any disagreement with the Earn-Out Payment calculation or documentation and the basis for the disagreement no later than the end of the Earn-Out Review Period. If the Seller does not notify the Buyer of a disagreement by the end of the Earn-Out Review Period, the Earn-Out Payment calculation prepared by the Buyer will be conclusive. If the Seller timely notifies the Buyer of a disagreement regarding the Earn-Out calculation and the parties are unable, through good faith negotiation, to resolve the disagreement within thirty (30) days after the end of the Earn-Out Review Period, the Buyer and the Seller shall submit the items in dispute to the CPA Firm (which shall act as experts and not as arbitrators) for resolution. The Buyer and the Seller shall instruct the CPA Firm to deliver its written determination to the Buyer and the Seller no later than 30 days after the dispute is referred to the CPA Firm. The CPA Firm’s determination shall be conclusive and binding upon the Buyer and the Seller. In resolving any disputed item, the CPA Firm may not assign a value to the disputed item that is greater than the greatest value claimed by either party or less than the smallest value claimed by either party for the item. The fees and disbursements of the CPA Firm shall be borne (i) by the Seller in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Seller (as finally determined by the CPA Firm) bears to the aggregate dollar amount of all disputed items and (ii) by the Buyer in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by the Seller (as finally determined by the CPA Firm) bears to the aggregate dollar amount of all disputed items. For example, if the parties dispute $1,000,000 of an Earn-Out Payment, the CPA Firm determines that $400,000 should be included in the Earn-Out Payment and $600,000 should be excluded and the CPA Firm’s fees are $50,000, then (i) the Seller shall pay $30,000 (60%) of such fees and (ii) the Buyer shall pay $20,000 (40%) of such fees. The Buyer and the Seller shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the determination of the Earn-Out Payment and all other items reasonably requested by the CPA Firm in connection therewith.
          1.6.7 Following the Closing Date, the Buyer will continue to operate the Company during the period for which the Seller is entitled to Earn-Out Payments substantially as previously operated, subject to the business requirements of the Buyer and its Affiliates taken as a whole. The Buyer will be permitted, following the Closing Date, to make changes at its sole discretion to the operations, corporate organization, personnel, accounting practices, and other aspects of the Company and the Business so long as such changes are made in good faith, in the best interests of the Company, the Buyer, and their respective Affiliates or to conform to standard practices applicable generally to other MasTec Affiliates, and not with the specific intent of reducing amounts that otherwise would be payable to the Seller.
          1.6.8 The Buyer will not be liable to the Seller for any Earn-Out Payments accruing for any time period commencing on the earliest date that the Seller violates any of the provisions of Sections 4.2 or 4.4.
2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER.
     In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Seller hereby represents and warrants to the Buyer as follows:

     2.1 Organization; Predecessors.
          2.1.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in every jurisdiction in which the conduct of its business, and the ownership or lease of its properties, require it to be so qualified or licensed. The Company has no Subsidiaries and has no obligation to make any Investments in any Person. The Seller has delivered to the Buyer true, accurate and complete copies of (x) the Organizational Documents of the Company and (y) the minute books of the Company which contain records of all meetings held of, and other actions taken by, its stockholders, Board of Directors and any committees appointed by its Board of Directors.
          2.1.2 Predecessors. Schedule 2.1.2 sets forth a list of (a) any Person that has ever merged with or into the Company, (b) any Person a majority of whose capital stock (or similar outstanding ownership interests) has ever been acquired by the Company, (c) any Person all or substantially all of whose assets have ever been acquired by the Company and (d) any prior names of the Company or any Person described in clauses (a) through (c) (each such Person, a “Predecessor”).
     2.2 Capitalization of the Company; Title to Shares.
          2.2.1 Outstanding Capital Stock. The authorized capital stock of the Company is as set forth on Schedule 2.2. The Company’s Common Stock is its only class of capital stock. All of the outstanding shares of the capital stock of the Company have been duly authorized, validly issued, and are fully paid and non-assessable. None of the outstanding shares of Common Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal or offer, preemptive right, subscription right or any similar right. The Company has not violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its capital stock. Except for the Shares, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company are issued, reserved for issuance or outstanding. There are no bonds, debentures, notes, other Debt or any other securities of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote.
          2.2.2 Ownership. The shares of treasury stock held by the Company is set forth on Schedule 2.2. All of the Shares are held of record and beneficially owned by the Seller free and clear of all Encumbrances. The Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Shares, free and clear of all Encumbrances. Immediately following the Closing, the Buyer will be the record and beneficial owner of the Shares, and will have good and marketable title to the Shares, free and clear of all Encumbrances. The assignments, endorsements, stock powers and other instruments of transfer delivered by the Seller to the Buyer at Closing will be sufficient to transfer the Seller’s entire interest, legal and beneficial, in the Shares to the Buyer. The Seller has delivered to the Buyer true, accurate and complete copies of the stock ledger (or similar register) of the Company which reflects all issuances, transfers, repurchases and cancellations of shares of its capital stock.
          2.2.3 Encumbrances, etc. Except as set forth set forth on Schedule 2.2, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contractual Obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right or Contractual Obligation. There are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) of the Company. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contractual Obligations or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of the Company or the Business or the Assets or calculated in accordance therewith or to cause the Company to file a registration statement under the 1933 Act, or which otherwise relate to the registration of any securities of the Company. Except as set forth on Schedule 2.2, there are no voting trusts, proxies or other Contractual Obligations of any character to which the Company or the Seller is a party or by which either of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company. There are no existing Contractual Obligations between the Seller on the one hand, and any other Person, on the other hand, regarding the Shares.
     2.3 Power and Authorization. The execution, delivery and performance by the Seller of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of the Seller. This Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller, Enforceable against the Seller in accordance with its terms.
     2.4 Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) execution, delivery and performance by the Seller of this Agreement or (b) the consummation of the Contemplated Transactions by the Seller, provided, that, the Seller makes no representation or warranty regarding the applicability of or the need to comply with the Hart-Scott-Rodino Premerger Notification Act, 15 U.S.C. 18a.
     2.5 Noncontravention. Except as disclosed on Schedule 2.5, neither the execution, delivery and performance by the Seller of this Agreement nor the consummation of the Contemplated Transactions will:
          (a) violate any provision of any Legal Requirement applicable to the Seller or the Company;

          (b) result in a breach or violation of, default under, or give rise to a right for any third-party to terminate or any prepayment penalty under any Contractual Obligation of the Seller or the Company;
          (c) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset;
          (d) result in a breach or violation of, or default under, the Organizational Documents of the Company; or
          (e) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation of the Company or the Seller.
     2.6 Financial Statements.
          2.6.1 Financial Statements. Attached as Schedule 2.6 is a copy of (a) the balance sheet of the Company as of April 30, 2008 (the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”) and the related statement of income of the Company for the three months then ended (together with the Most Recent Balance Sheet, the “Interim Financials”) and the reviewed balance sheets of the Company as of January 31, 2008, 2007, 2006 and 2005 and the related reviewed statements of income of the Company for the fiscal years then ended, accompanied in each case by any notes thereto and the report of the independent registered certified public accounting firm (collectively, the “Reviewed Financials”, and together with the Interim Financials, the “Financials”). Since the Most Recent Balance Sheet Date, (i) the Company has not distributed, sold or otherwise disposed of any property or other assets other than in the Ordinary Course of Business, except for the distribution of the excluded assets set forth on Schedule 2.6.1 (the “Excluded Assets”) and (ii) the Company has not made or granted any cash distributions or dividends.
          2.6.2 Compliance with GAAP, etc. The Financials (a) are complete and correct and were prepared in accordance with the books and records of the Company and (b) have been prepared in accordance with GAAP, except for the impact of using tax basis depreciation for fixed assets, subject, in the case of the Interim Financials, to normal month-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse to the Company. With respect to the Interim Financials, the absence of notes, if presented, would not differ materially from those included in the Reviewed Financials. The Financials fairly present the financial position of the Company as at the respective dates thereof and the results of the operations of the Company for the respective periods covered thereby, except that the Most Recent Balance Sheet reflects the distribution of the Excluded Assets but does not reflect any accrued Tax liabilities in connection therewith. The Company’s utilization of the percentage of completion methodology is in conformity with GAAP. The gross profit and gross profit percentage of jobs currently in process have been properly recognized in accordance with GAAP. The Financials contain adequate reserves for the realization of all Assets and for all reasonably anticipated Liabilities in accordance with GAAP. The Company maintains adequate internal controls to assure the proper recording of all Assets, Liabilities and transactions in the Company’s records and books of account and to safeguard the Company’s Assets.

     2.7 Absence of Undisclosed Liabilities. The Company has no Liabilities except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet and (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement and none of which constitutes a Material Adverse Effect) and to the Seller’s Knowledge no facts or circumstances exist that could result in any such Liability.
     2.8 Absence of Certain Developments. Except as set forth on Schedule 2.8, since the Most Recent Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and:
          (a) the Company has not (i) except for an amendment dated May 27, 2008, amended its Organizational Documents, (ii) amended any term of its outstanding capital stock or (iii) issued, sold, granted, or otherwise disposed of, its capital stock;
          (b) the Company has not become liable in respect of any Guarantee nor has it incurred, assumed or otherwise become liable in respect of any Debt, except for borrowings in the Ordinary Course of Business under credit facilities in existence on the Most Recent Balance Sheet Date;
          (c) the Company has not sold, transferred or otherwise disposed of any of its Assets, except in the Ordinary Course of Business and the distribution of the Excluded Assets;
          (d) the Company has not permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;
          (e) the Company has not made or committed to make any capital expenditure except in the Ordinary Course of Business;
          (f) the Company has not (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its Common Stock or (ii) entered into, or performed, any transaction with, or for the benefit of, the Seller or any Affiliate of the Seller, except the distribution of the Excluded Assets;
          (g) there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset;
          (h) the Company has not increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant, independent contractor or agent other than in the Ordinary Course of Business, (ii) any director or officer of the Company or (iii) the Seller or any Affiliate of the Seller;
          (i) the Company has not entered into any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part- time, consulting or other basis other than in the Ordinary Course of Business or otherwise providing Compensation or other benefits to any officer or director;

          (j) the Company has not made any change in its methods of accounting or accounting practices (including with respect to reserves) or its pricing policies, payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions of credit other than in the Ordinary Course of Business;
          (k) the Company has not made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, settled any Action in respect of Taxes or entered into any Contractual Obligation in respect of Taxes with any Governmental Authority;
          (l) the Company has not terminated or closed any Facility, business or operation;
          (m) none of the customers or suppliers required to be disclosed on Schedule 2.21 has canceled, terminated or, to the Seller’s Knowledge, otherwise altered (including any reduction in the rate or amount of sales or purchases or change to the supply or credit terms, as the case may be) or notified the Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any reduction in the rate or amount of sales or purchases, as the case may be) its relationship with the Company;
          (n) no insurer (i) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (ii) has provided any notice of cancellation or any other indication that it plans to cancel any Liability Policy or raise the premiums or materially alter the coverage under any Liability Policy;
          (o) the Company has not adopted any Employee Plan or increased any benefits under any Employee Plan;
          (p) the Company has not written off as uncollectible any Accounts Receivable or written up or written down any of its material Assets or revalued its Inventory;
          (q) the Company has not failed to make any scheduled capital expenditures or investments or failed to pay trade accounts payable or any other Liability when due;
          (r) the Company has not failed to maintain or properly repair any of its Assets;
          (s) the Company has not entered into any Contractual Obligation to do any of the things referred to elsewhere in this Section 2.8; and

          (t) to the Seller’s Knowledge, no event or circumstance has occurred which has had, will have or may have, a Material Adverse Effect.
     2.9 Debt; Guarantees. The Company has no Liabilities in respect of Debt except as set forth on Schedule 2.9. For each item of Debt, Schedule 2.9 correctly sets forth the debtor, the principal amount of the Debt as of the Effective Date, the creditor, the maturity date and the collateral, if any, securing the Debt. The Company has no Liability in respect of a Guarantee of any Liability of any other Person.
     2.10 Assets.
          2.10.1 Ownership of Assets. The Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or right to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all Assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such Assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business) (collectively, the “Assets”). Except as disclosed on Schedule 2.10, none of the Assets is subject to any Encumbrance other than Permitted Encumbrances.
          2.10.2 Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used or necessary to conduct the Business and are adequate to conduct the Business.
     2.11 Accounts Receivable. All Accounts Receivable, unbilled invoices, costs in excess of billings, work in process and other amounts (“Receivables”) reflected on the Most Recent Balance Sheet and in the records and books of account of the Company since the Most Recent Balance Sheet Date through the Closing as being due to the Company have arisen in the Ordinary Course of Business, represent legal, valid, binding and enforceable obligations to the Company and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Closing Date in a manner consistent with past practice, have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms (and in no event later than the 90th day following the Effective Date, except for amounts representing retainage, which shall be collected when due) and, to the Seller’s Knowledge, are not and will not be subject to any contests, claims, counterclaims or setoffs. There has been no material adverse change since the Most Recent Balance Sheet Date in the amount or collectability of the Receivables due the Company or the related provisions or reserves from that reflected in the Most Recent Balance Sheet. Except as set forth in Schedule 2.11, (i) no account debtor or note debtor is delinquent for payments in excess of $50,000 or for more than ninety (90) days, (ii) no account debtor or note debtor has refused or, to the Seller’s Knowledge, threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim to set-off or similar claim, and (iii) to the Seller’s Knowledge no account debtor or note debtor is insolvent or bankrupt.

     2.12 Real Property.
          2.12.1 The Company owns no real property. Schedule 2.12 describes each leasehold interest in real property leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by the Company (such leased real property is referred to as the “Real Property”), and specifies the lessor(s) of such leased property and identifies each lease or any other Contractual Obligation under which such property is leased (the “Real Property Leases”). Except as described on Schedule 2.12 there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than any lessee(s) of leased Real Property) in possession of the leased Real Property. With respect to each Real Property Lease that is a sublease, to the Seller’s Knowledge, the representations and warranties set forth in Sections 2.19.2 and 2.19.3 are true and correct with respect to the underlying lease.
          2.12.2 The Real Property Leases do not impose material restrictions on any portion of the Business that materially interfere with the Business. The Company is not obligated to pay any leasing or brokerage commission as a result of the Contemplated Transactions. There is no pending or, to the Seller’s Knowledge, threatened eminent domain taking affecting any of the Real Property. The Seller has delivered to the Buyer true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.
          2.12.3 None of the Facilities currently existing on the Real Property encroaches upon, and any Facilities under construction on the Real Property will not encroach upon, the real property of any other Person. No facility of any other Person encroaches upon the Real Property. Each Facility is supplied with utilities and other services (including gas, electricity, water, drainage, sanitary sewer, storm sewer, fire protection and telephone) necessary for the operation of such Facility as the same is currently operated or proposed to be operated. Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Business.
          2.12.4 All Permits necessary in connection with the construction upon, and present use and operation of, the Real Property and the lawful occupancy thereof have been issued by the appropriate Governmental Authorities. The current use of the Real Property is in accordance with the certificates of occupancy relating thereto and the terms of any such Permits. All such Permits will continue in full force and effect immediately after giving effect to the Contemplated Transactions. The Real Property and its current use, occupancy and operation by the Company and the Facilities located thereon do not (a) constitute a nonconforming use under any applicable building, zoning, subdivision or other land use or similar Legal Requirements or (b) otherwise violate or conflict with any covenants, conditions, restrictions or other Contractual Obligations, including the requirements of any applicable Encumbrances thereto. Except as set forth on Schedule 2.12, neither the Company nor any Predecessor (a) is in violation of any Legal Requirement relating to Real Property, including setback requirements, zoning restrictions and ordinances, building, life, access, safety, health and fire codes and ordinances affecting the Real Property, or (b) has received notice of any eminent domain, condemnation or similar proceeding pending or, to the Seller’s Knowledge, threatened, or any Government Order relating thereto.

The Real Property is not located within any flood plain or subject to any similar type of restriction for which any Permits necessary to the use thereof have not been obtained.
     2.13 Equipment. All of the fixtures and other improvements to the Real Property included in the Assets (including any Facilities) and all of the tangible personal property other than inventory included in the Assets (the “Equipment”) (a) are adequate and suitable for their present and intended uses, (b) are in good working order, operating condition and state of repair, reasonable wear and tear excepted, (c) have no defects (whether patent or latent) and (d) have been maintained in accordance with normal industry practice.
     2.14 Intellectual Property.
          2.14.1 Schedule 2.14 identifies all Intellectual Property owned or used by the Company in the Business, including, without limitation, all Intellectual Property with respect to Company Technology, and lists: (a) all registered Intellectual Property which has been issued to or is otherwise owned by the Company or that relates to or is otherwise used by the Company in the Business, and (b) each Contractual Obligation which the Company or the Seller has granted or has been granted rights to any Intellectual Property or to which any of them is otherwise bound to any third party. The Company has no pending application for registration which the Company has made or otherwise owns with respect to any Intellectual Property. True, accurate and complete copies of all such Contractual Obligations, as amended or otherwise modified and in effect, have been provided to the Buyer by the Seller, as well as true, accurate and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. All such Contractual Obligations are in full force and effect. To the Seller’s Knowledge, there does not exist any claim, allegation, or basis for any claim or allegation, that any Intellectual Property owned or otherwise used by the Company is invalid or unenforceable or that the Company’s rights with respect thereto are subject to claims or defenses that would impair or preclude enforcement of such rights, including, without limitation, misuse, laches, acquiescence, statute of limitations, abandonment or fraudulent registration. Schedule 2.14 also identifies each trade name, trade dress and unregistered trademark or service mark used by the Company or in connection with the Business or the Company Technology.
          2.14.2 The Company is the sole owner of all rights, title and interest in and to all Intellectual Property with respect to, or has the right to use as specified in Schedule 2.14, all the Company Technology free and clear of any Encumbrances. The Company has the right to use all other Technology and Intellectual Property used in the Business as currently conducted and as currently contemplated to be conducted in the future. The Intellectual Property identified on Schedule 2.14 constitutes all Intellectual Property that is used in the Business and all Intellectual Property necessary for the conduct of the Business as currently conducted and as currently contemplated to be conducted in the future.
          2.14.3 Neither the Company nor any Predecessor (a) has, nor has the conduct of the Business, interfered with, infringed upon, misappropriated, diluted or otherwise violated or come into conflict with any Intellectual Property rights of third parties or (b) has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, dilution or other violation or conflict (including, without limitation, any claim that it must obtain a license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Business or the use of the Company Technology, or, with respect to any other Technology used in the Business, that it must obtain a license that it does not already possess or refrain from using same). To the Seller’s Knowledge, there does not exist any basis for any such claim or allegation. To the Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated, diluted or otherwise violated or come into conflict with any Company Technology or any of the Company’s other Intellectual Property. No claim or legal proceeding involving any Intellectual Property Right by or against the Company is pending or, to the Seller’s Knowledge, has been threatened. Except as otherwise specified in Schedule 2.14, the Company is not bound by any Contractual Obligation containing any covenant or other provision relating to Intellectual Property that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any of its Intellectual Property or conduct the Business anywhere in the world.
          2.14.4 Except for that Software described in Schedule 2.14, the Company Software constitutes all the Software necessary to conduct the Business as currently conducted by the Company and as currently contemplated to be conducted in the future.
          2.14.5 With respect to each item of the Company Technology or other Technology or Intellectual Property used in the Business:
          (a) the Company possesses all right, title, and interest in and to such item, or has the right to use same, free and clear of any Encumbrance and its use thereof;
          (b) such item is not subject to any outstanding Government Order, and no Action is pending or threatened, which challenges the legality, validity, enforceability, use or ownership of such item; and
          (c) the Company has not agreed to and does not otherwise have a Contractual Obligation to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.
          2.14.6 Schedule 2.14 identifies each item of Technology that any Person other than the Company owns and that is used by the Company or in connection with the Business pursuant to any license, sublicense or other Contractual Obligation (the “Licenses”). Except as disclosed on Schedule 2.14, there are no royalties for the use of any such Technology. The Company has made available to the Buyer true, accurate and complete copies of all of the Licenses, in each case, as amended or otherwise modified and in effect, and each of such Licenses is in full force and effect, is valid and enforceable in accordance with its terms and no party thereto is in breach of any of the terms thereof. With respect to each such item identified on Schedule 2.14: (a) such item is not subject to any outstanding Government Order, and no Action is pending or threatened which challenges the legality, validity or enforceability of such item and (b) neither the Seller nor the Company has granted any sublicense or similar right with respect to any License covering such item.
     2.15 Legal Compliance; Illegal Payments; Permits.

          2.15.1 Compliance. The Company is not in breach or violation of, or default under, and since December 31, 2003 has not been in breach or violation of, or default under:
          (a) its Organizational Documents nor, to the Seller’s Knowledge, is there a basis which could constitute such a breach, violation or default; or
          (b) any material Legal Requirement nor, to the Seller’s Knowledge, is there a basis which could constitute such a breach, violation or default, except for breaches, violations or defaults which have not had, will not have and are not reasonably likely to have, a Material Adverse Effect.
          2.15.2 Anti-Corruption. To the Seller’s Knowledge, no agent, affiliate, employee or other Person associated with or acting on behalf of the Company directly or indirectly, has offered to pay or provide or has paid or provided anything of value in the form of any unlawful contribution, gift, entertainment or other unlawful expense to any Person for the purpose of gaining or retaining business or obtaining any unfair advantage, nor made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
          2.15.3 Permits. The Company has been duly granted all Permits under all Legal Requirements necessary for the conduct of the Business. Schedule 2.15.3 describes each Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority or other Person responsible for issuing such Permit. Except as disclosed on Schedule 2.15.3, (a) the Permits are valid and in full force and effect, (b) the Company is not in breach or violation of, or default under, any such Permit, and, to the Seller’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default and (c) the Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.
          2.15.4 Additional Compliance Representations.
          (a) No petition under the federal bankruptcy laws or any state insolvency law has been filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of, (i) the Seller, or the Company, (ii) any partnership in which the Seller, or the Company was a general partner at or within two years before the date of this Agreement, or (iii) any corporation or business association of which the Seller was an executive officer at or within two years before the date of this Agreement.
          (b) Neither the Seller, within the last five (5) years, nor the Company has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) nor is the Seller or the Company a named subject or target of a pending criminal proceeding or investigation.
          (c) Neither the Seller nor the Company has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining the Seller or the Company from, or otherwise limiting the Seller’s or the Company’s involvement in, any of the following activities:

          (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other Person regulated by the Commodity Futures Trading Commission, or as an associated Person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated Person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;
          (ii) engaging in any type of business practice; or
          (iii) engaging in any activity in connection with the purchase or sale of any security or commodity, or in connection with any violation of federal or state securities laws or federal commodities laws.
          (d) Neither the Seller nor the Company has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than sixty (60) days the Seller’s or the Company’s right to engage in any activity described in subparagraph (c) above, or to be associated with Persons engaged in any such activity.
          (e) Neither the Seller nor the Company has been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (“SEC”) to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated.
          (f) Neither the Seller nor the Company has been found by a court of competent jurisdiction in a civil action or by the Commodities Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.
          (g) Neither the Seller nor the Company has been involved in any of the following matters: (a) making any political contributions that would be illegal under any law; (b) the disbursement or receipt of funds of the Company outside the normal system of accountability; (c) payments, whether direct or indirect, to or from foreign or domestic governments, officials, employees or agents for purposes other than the satisfaction of lawful obligations, or any transaction which has as its intended effect the transfer of assets of the Seller, or the Company for the purpose of effecting such payment; (d) the improper or inaccurate recording of payments and receipts on the books of the Company; or (e) any other matters of similar nature involving disbursements of assets of the Company.

     2.16 Inventories. The Company maintains sufficient Inventory in the Ordinary Course of Business to conduct the Business consistent with past practices. The Inventory of the Company reflected on the Most Recent Balance Sheet and in the records and books of account of the Company since the Most Recent Balance Sheet Date are of a quality and a quantity usable or saleable, as the case may be, in the Ordinary Course of Business. The Company has sole custody and control of and maintains adequate insurance coverage on all materials, supplies, parts or other assets delivered to the Company by or on behalf of its customers for use in connection with projects the Company is undertaking for such customers (the “Customer Assets”); none of the Customer Assets have been damaged, lost, stolen, or otherwise suffered a material diminution in value from the time of receipt by the Company; and the Company has not received notice of any claim, loss, or damage related to the Customer Assets.
     2.17 Employee Benefit Plans.
          (a) Schedule 2.17(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Contemplated Transactions or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of the Company (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or (ii) the Company has had, has or may have any actual or contingent present or future liability or obligation. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Employee Plans”.
          (b) With respect to each Employee Plan, the Seller has provided to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any contracts or agreements relating to any Employee Plan, including, without limitation all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements and other material documents or instruments related thereto; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company to the Company Employees concerning the extent of the benefits provided under a Employee Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the Employee Plans at any time within the twelve months immediately following the date hereof; and (v) for the three most recent years (A) the Form 5500 and attached schedules, (B) reviewed financial statements, (C) actuarial valuation reports and (D) any non-discrimination testing results.

          (c) Each Employee Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in Section 4043 of the Code) that could reasonably be expected to result in any liability; (vi) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Employee Plan; (vii) there is no present intention that any Employee Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Employee Plan at any time within the twelve months immediately following the date hereof; (viii) no Employee Plan is a split-dollar life insurance program or otherwise provides for loans to executive officers (within the meaning of the Sarbanes-Oxley Act of 2002); and (ix) the Company has not incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of the Company, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.
          (d) No Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and the Company has no obligation to contribute, and has not incurred any actual or contingent liability or obligation (including, without limitation, any obligation to make any contribution) to or in respect of any such plan. No Employee Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), and neither the Company nor any member of its Controlled Group has at any time sponsored or contributed to, or has or had any actual or contingent liability or obligation to or in respect of, any multiemployer plan.
          (e) With respect to each Employee Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or to the Seller’s Knowledge threatened; (ii) to the Seller’s Knowledge no facts or circumstances exist that could give rise to any such actions, suits or claims; (iii)

no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Employee Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service (the “IRS”) or other governmental agencies are pending, in progress or to the Seller’s Knowledge threatened (including, without limitation, any routine requests for information from the PBGC).
          (f) No Employee Plan or Legal Requirement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the Contemplated Transactions (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay, termination indemnity or any similar payment or any increase in severance pay, termination indemnity or any similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Employee Plans, (iv) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Employee Plans which would not be deductible under Section 280G of the Code.
          (g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or any change in employee participation or coverage under, any Employee Plan that would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.
          (h) No compensation under any Employee Plan subject to Section 409A of the Code is or has been required to be includible in the gross income of any participant or beneficiary by reason of Section 409A(a)(i)(A) of the Code or is or has been subject to any additional tax under Section 409A(a)(i)(B) of the Code, and no amounts are or have been includible in any participants or beneficiaries by reason of Section 409A(b) of the Code.
     2.18 Environmental Matters. Except as set forth in Schedule 2.18,  the Company and its Predecessors are, and have been, in compliance with all Environmental Laws, (b) there has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste (each a “Hazardous Substance”) on, upon, into or from any site currently or, to the Seller’s Knowledge, heretofore owned, leased or otherwise used by the Company or a Predecessor, (c) there have been no Hazardous Substances generated by the Company or a Predecessor that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States or in any other location throughout the world, (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by the Company or a Predecessor, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Seller has made available to the Buyer true, accurate and complete copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments, in each case as amended and in effect. Set forth on Schedule 2.18 is a list of all locations at which the Company has stored or currently stores petroleum or any fraction thereof, petroleum products, or Hazardous Substances, with each such location being designated as either “Company Owned” or “Third Party Owned.” There are no pending environmental investigations or enforcement actions being conducted with respect to the Company, the Business, or any properties at which the Business is conducted, by any Governmental Authority and no pending claims pertaining to environmental matters brought by third parties.
     2.19 Contracts.
          2.19.1 Contracts. Except as disclosed on Schedule 2.19, the Company is not bound by or a party to:
          (a) any Contractual Obligation (or group of related Contractual Obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for either an aggregate or annual payments to or by the Company in excess of twenty-five thousand dollars ($100,000);
          (b) (i) any capital lease or (ii) any other lease or other Contractual Obligation relating to the Equipment providing for annual rental payments in excess of twenty-five thousand dollars ($25,000), under which any Equipment is held or used by the Company;
          (c) any Contractual Obligation, other than Real Property Leases or leases relating to the Equipment, relating to the lease or license of any Asset, including Technology and Intellectual Property (and including all customer license and maintenance agreements) that is not included on Schedule 2.14;
          (d) any Contractual Obligation relating to the acquisition or disposition of (i) any business of the Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;
          (e) any Contractual Obligation under which the Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above.

          (f) any Contractual Obligation concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;
          (g) any Contractual Obligation (or group of related Contractual Obligations) (i) under which the Company has created, incurred, assumed or guaranteed any Debt in excess of twenty-five thousand dollars ($25,000) or (ii) under which the Company has permitted any Asset to become subject to an Encumbrance;
          (h) any Contractual Obligation under which any other Person has guaranteed any Debt of the Company;
          (i) any Contractual Obligation to purchase goods or services exclusively from a given Person or Persons or purchase a minimum amount of goods or services from a given Person or Persons, or all or a portion of the supply of certain goods or services utilized by the Company from a given Person or Persons;
          (j) any Contractual Obligation relating to non-competition (whether the Company is subject to or the beneficiary of such obligations);
          (k) any Contractual Obligation under which the Company is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or the Contemplated Transactions;
          (l) any Contractual Obligation under which the Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this agreement or the Contemplated Transactions);
          (m) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company’s current or former directors, officers, and employees;
          (n) any Contractual Obligation providing for the employment or consultancy (including on an independent contractor basis) with an individual (or in the case of a consultant or independent contractor, an entity) on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than an Employee Plan);

          (o) any agency, dealer, distributor, sales representative, marketing, handler, third party service provider, or other similar agreement;
          (p) any Contractual Obligation under which the Company has advanced or loaned an amount to any of its Affiliates or employees other than in the Ordinary Course of Business; or
          (q) any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves consideration in excess of twenty-five thousand dollars ($25,000) over the life of such Contractual Obligation.
The Seller has delivered to the Buyer true, accurate and complete copies of each written Contractual Obligation listed on Schedule 2.19, in each case, as amended or otherwise modified and in effect.
          2.19.2 Enforceability, etc. To the Seller’s Knowledge, each Contractual Obligation required to be disclosed on Schedule 2.9 (Debt), Schedule 2.12 (Real Property Leases), Schedule 2.14 (Intellectual Property), Schedule 2.17(a) (Employee Benefit Plans), Schedule 2.19 (Contracts), Schedule 2.21 (Customers and Suppliers) or Schedule 2.26 (Insurance) (each, a “Disclosed Contract”) is Enforceable against each party to such Contractual Obligation, and is in full force and effect, and will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.
          2.19.3 Breach, etc. Neither the Company nor, to the Seller’s Knowledge, any other party to any Disclosed Contract is in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract (including all performance bonds, warranty obligations or otherwise). The Company has not received notice from any other party to any Disclosed Contract or to the Seller’s Knowledge has any reason to believe that such party intends to terminate such Disclosed Contract or alter in any way the relationship of the parties under such Disclosed Contract.
          2.19.4 Bids. Schedule 2.19.4 sets forth a complete and accurate list of each outstanding bid or proposal for business submitted by the Company.
     2.20 Affiliate Transactions. Except for the matters disclosed on Schedule 2.20, neither the Seller nor any Affiliate of the Seller is an officer, director, employee, consultant, competitor, creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contractual Obligation with, the Company. Except as disclosed on Schedule 2.20, neither the Seller nor any Affiliate of the Seller owns any Asset used in, or necessary to, the Business.
     2.21 Customer and Supplier. Schedule 2.21 sets forth a complete and accurate list of (a) the ten largest customers of the Company (measured by aggregate billings) during the fiscal year ended January 31, 2008, indicating the existing Contractual Obligations with each such customer by product or service provided and (b) the ten largest suppliers of materials, products or services to the Company (measured by the aggregate amount purchased by the Company) during the fiscal year ended January 31, 2008, indicating the Contractual Obligations for continued supply from each such supplier. The relationships of the Company with the customers and the suppliers required to be listed on Schedule 2.21 are good commercial working relationships and none of such customers or the suppliers has canceled, terminated or otherwise altered (including any reduction in the rate or amount of sales or purchases, material increase in the prices charged or paid, or change to the supply or credit terms, as the case may be) or notified the Company of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or alter (including any reduction in the rate or amount of sales or purchases, material increase in the prices charged or paid, or change to the supply or credit terms, as the case may be) its relationship with the Company. As of the Closing Date, to the Seller’s Knowledge, there is no reason to believe that there could be any change in the relationships of the Company with any of its customers or suppliers as a result of the Contemplated Transactions. The Seller has no notice of any facts or circumstances that has or could result in a change in the relationship that Company has with any of its customers and suppliers, other than facts or circumstances that relate primarily to economic conditions in general and the economic performance of the entire industry in which the Company is engaged.
     2.22 Customer Warranties. There have been no pending, nor to the Seller’s Knowledge, threatened, claims under or pursuant to any warranty, whether expressed or implied, on the products or services sold prior to the Closing Date by the Company that are not disclosed or referred to in the Reviewed Financials and that are not fully reserved against in accordance with GAAP. All of the services rendered by the Company (whether directly or indirectly through independent contractors) have been performed in conformity with all express warranties and, in all material respects, with all applicable contractual commitments, and the Company does not have nor shall it have any Liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the Ordinary Course of Business which are immaterial individually and in the aggregate and not required by GAAP to be disclosed in the Reviewed Financials. Except as set forth on Schedule 2.22, none of the Company’s Contractual Obligations with any customer contains any unusual warranty provisions that would impose material liability on the Company. Set forth on Schedule 2.22 is the aggregate amount of warranty claims incurred by the Company during each of the last three completed fiscal years. To the Seller’s Knowledge, there is no reason to expect an increase in the amount of warranty claims in the future.
     2.23 Capital Expenditures and Investments. The Company’s outstanding Contractual Obligations and budget for capital expenditures and Investments are set forth on Schedule 2.23, which includes a schedule of all monies disbursed on account of capital expenditures and Investments made by the Company since the Most Recent Balance Sheet Date.
     2.24 Employees.
          2.24.1 All present employees of the Company are listed on Schedule 2.24. Schedule 2.24 also contains a list of the ranch employees whose employment with the Company will be terminated at or prior to the Closing. To the Seller’s knowledge, no present or past employee of the Company is bound by a non-competition agreement. Except as set forth

Schedule 2.24, the Company is not a party to any written or oral agreement with any employee or former employee.
          2.24.2 Except as disclosed on Schedule 2.24, there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Seller’s Knowledge, threatened between the Company, on the one hand, and its employees, on the other hand. Except as disclosed on Schedule 2.24, (a) no employee of the Company is represented by a labor union, (b) the Company is not a party to, or otherwise subject to, any collective bargaining agreement or other labor union contract, (c) during the past five years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or to the Seller’s Knowledge threats thereof, by or with respect to any employees of the Company, (d) no petition has been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative and (e) there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize employees of the Company and no demand for recognition of employees of the Company has been made by, or on behalf of, any labor union. The Company is not a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices. The Company is in compliance with applicable Legal Requirements, Contractual Obligations, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, the obligations of the Fair Labor Standards Act (“FLSA”) and the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”), and all other notification and bargaining obligations arising under any collective bargaining agreement, by Legal Requirement or otherwise. The Company has not effectuated a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company without complying with all provisions of WARN, or implemented any early retirement, separation or window program within the past five years, nor has the Company planned or announced any such action or program for the future. No executive officer’s or other key employee’s employment with the Company has been terminated for any reason nor has any such officer or employee notified the Company of his or her intention to resign or retire since the Most Recent Balance Sheet Date.
          2.24.3 The Company is not delinquent in payments to any of its employees or consultants for any wages, salaries, overtime pay, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, Contractual Obligation, plan, program or Legal Requirement. None of the Company’s employment policies or practices is currently being audited or investigated by any Governmental Authority. There is no pending or, to the Seller’s Knowledge, threatened Action, unfair labor practice charge, or other charge or inquiry against the Company brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company’s employees, or other individual or any Governmental Authority with respect to employment practices brought by or before any Governmental Authority.
          2.24.4 To the Seller’s Knowledge, no employee, officer, contractor or consultant of the Company is obligated under any applicable law or under any Contractual Obligation of any nature, or is subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s, officer’s, contractor’s or consultant’s best efforts to promote the interests of the Company or that would conflict with the Business. To the Seller’s Knowledge, the conduct of the Business has not and will not, and the consummation of the Contemplated Transactions will not, conflict with or result in a breach of the terms, conditions or provisions, or constitute a default under any Contractual Obligation under which any employee, officer, contractor or consultant of the Company is obligated.
     2.25 Litigation; Governmental Orders.
          2.25.1 Litigation. Except as disclosed on Schedule 2.25, there is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Seller’s Knowledge, threatened. There is no Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject pending, or to the Seller’s Knowledge, threatened, which (a) in any manner challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or delay the consummation of, or otherwise relates to, this Agreement and the Contemplated Transactions, or (b) may result in any change in the current equity ownership of the Company, nor, to the Seller’s Knowledge, is there any basis for any of the foregoing. Except as disclosed on Schedule 2.25, there is no Action which the Company presently intends to initiate. The Seller has no notice of any facts or circumstances that could result in any Action to which the Company is a party (either as plaintiff or defendant) or to which its Assets are subject. All oral and written statements, information and documentation provided to the Buyer with respect to the litigation disclosed on Schedule 2.25 regarding the accidental death on Jose Arteaga are true, complete and accurate and do not omit to state any material fact necessary in order to make such statements, information and documentation not misleading.
          2.25.2 Governmental Orders. Except as disclosed on Schedule 2.25, no Governmental Order has been issued which is applicable to, or otherwise affects, the Company or its Assets or the Business.
     2.26 Insurance. Schedule 2.26 sets forth a list of insurance policies, including policies by which the Company, or any of its Assets, employees, officers or directors or the Business has been insured since December 31, 2005 (the “Liability Policies”) and, with respect to such Liability Policies under which the Company, or any of its Assets, employees, officers or directors or the Business is currently insured, their respective expiration dates. The list includes for each Liability Policy the type of policy, form of coverage, policy number and name of insurer. The Seller has made available to the Buyer true, accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. Schedule 2.26 describes any self-insurance arrangements affecting the Company. The Company has since December 31, 2005 maintained in full force and effect with financially sound and reputable insurers insurance with respect to its Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed on Schedule 2.26, no insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy or (b) has provided any notice of cancellation or any other indication and neither the Seller nor the Company has any reason to believe that any insurer plans to cancel any Liability Policy or raise the premiums or alter the coverage under any Liability Policy.

     2.27 Banking Facilities. Schedule 2.27 sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by the Company thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any outstanding powers of attorney executed by or on behalf of the Company.
     2.28 Powers of Attorney. Except as set forth on Schedule 2.28, the Company does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof).
     2.29 No Brokers. The Company has no Liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions other than those which will be borne by the Seller.
     2.30 Adequacy of Internal Controls. The Company has established and maintains effective internal control over financial reporting, which internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could affect the Company’s financial statements.
     2.31 Disclosure. The representations and warranties contained in this Section 2 and in the documents, instruments and certificates and all diligence material and information, furnished by the Company or the Seller to the Buyer and its Representatives pursuant to this Agreement do not contain any untrue statement of fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading. To the Seller’s Knowledge there is no material fact (other than any facts or circumstances that relate primarily to economic conditions in general and the economic performance of the entire industry in which the Company is engaged) which has not been disclosed to the Buyer which materially and adversely affects the Seller’s ability to consummate the transactions contemplated hereby.
     2.32 Securities Law Matters.
          2.32.1 The MasTec common stock that may be acquired by the Seller pursuant to this Agreement is being acquired for the Seller’s own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities laws, and the MasTec common stock will not be disposed of by the Seller in contravention of the 1933 Act or any applicable state securities laws.
          2.32.2 The Seller is an “accredited investor” as defined in Rule 501(a) under the 1933 Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the MasTec common stock and make an informed investment decision.

          2.32.3 The Seller has had an opportunity to ask questions and receive answers concerning MasTec and the MasTec common stock and has had full access to such other information concerning MasTec and the MasTec common stock as the Seller has requested or which has been filed by MasTec with the SEC.
          2.32.4 The Seller has discussed with and relied upon the advice of its independent legal counsel, tax and financial advisors with regard to the meaning and legal consequences of the Seller’s representations and warranties contained herein and the considerations involved in making an investment in MasTec common stock, and the Seller understands that MasTec is relying on the information set forth herein.
     2.33 Company Operations. Since the Effective Date, the Seller has operated the Company in the Ordinary Course of Business consistent with past practices and has not made any material decisions regarding the operation of the Business and has not incurred any material Liabilities outside of the Ordinary Course of Business without the Buyer’s prior knowledge and written consent.
3.	REPRESENTATIONS AND WARRANTIES OF THE BUYER.
     In order to induce the Seller to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Buyer hereby represents and warrants to the Seller as follows:
     3.1 Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power and authority to own its properties and to carry on its business as it is now being conducted.
     3.2 Power and Authorization. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer and no other corporate or other action on the part of the Buyer or any other Person is necessary to authorize the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated by this Agreement. This Agreement (a) has been duly executed and delivered by the Buyer and (b) is a legal, valid and binding obligation of the Buyer, Enforceable against the Buyer in accordance with its terms.
     3.3 Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement or (b) the consummation of the Contemplated Transactions by the Buyer.
     3.4 Noncontravention. Neither the execution, delivery and performance by the Buyer of this Agreement nor the consummation of the Contemplated Transactions will:
          (a) violate any provision of any Legal Requirement applicable to the Buyer;

          (b) result in a breach or violation of, or default under, or give rise to a right for any third-party to terminate or any prepayment penalty under any Contractual Obligation of the Buyer;
          (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contractual Obligation; or
          (d) result in a breach or violation of, or default under, the Buyer’s Organizational Documents.
     3.5 No Brokers. The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Seller could be liable.
     3.6 Securities Law Compliance. MasTec has made all filings with the SEC that it is required to make under the 1933 Act and the Exchange Act (collectively the “Public Reports”). No material adverse change has occurred in the financial condition or business operations or opportunities of MasTec, or any of its Affiliates, since the filing of MasTec’s most recent Public Reports.
4.	COVENANTS.
     4.1 Release. Effective as of the Effective Date, the Seller hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Company, including with respect to the Excluded Assets and the warranty deeds transferring the real property included therein, except for rights and claims arising from or in connection with this Agreement.
     4.2 Confidentiality.
          4.2.1 The Seller acknowledges that the success of the Company after the Effective Date depends upon the continued preservation of the confidentiality of certain information possessed by the Seller, that the preservation of the confidentiality of such information by the Seller is an essential premise of the bargain between the Seller and the Buyer, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 4.2.1. Accordingly, the Seller hereby agrees with the Buyer that the Seller and its Representatives will not, and that the Seller will cause its Affiliates not to, at any time on or after the Effective Date, directly or indirectly, without the prior written consent of the Buyer, disclose or use, any confidential or proprietary information involving or relating to the Business or the Company, including without limitation (1) customer and supplier information, including lists of names and addresses of customers and suppliers of the Company or its Affiliates, (2) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (3) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company, (4) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities of the Company’s information systems, Company Software and Company

Technology, and (5) information identified as confidential and/or proprietary in internal documents of the Company; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 4.2.1 will not prohibit any retention of copies of records or disclosure (a) required by any applicable Legal Requirement so long as reasonable prior notice is given to the Buyer of such disclosure and a reasonable opportunity is afforded to the Buyer to contest the same or (b) made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions. The Seller agrees that it will be responsible for any breach or violation of the provisions of this Section 4.2.1 by any of its Representatives.
          4.2.2 Notwithstanding the foregoing, the Seller, and each of its Representatives may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to the Seller relating to such tax treatment and tax structure.
     4.3 Publicity. No public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer and the Seller; provided, however, that the provisions of this Section 4.3 will not prohibit (a) any disclosure required by any applicable Legal Requirements, including any disclosure necessary or desirable to provide proper disclosure under the securities laws or under any rules or regulations of any securities exchange on which the securities of such party may be listed or traded or (b) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions.
     4.4 Covenant Against Competition.
          4.4.1 Noncompetition. The Seller on his own behalf and on behalf of each of his Affiliates, covenants that from the Effective Date through October 15, 2018 (the five year anniversary of the due date for the final Earn-Out Payment), neither he nor his Affiliates will for his or their own account or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise:
          (a) (A) own, manage or control, or become engaged or serve as a shareholder, bondholder, creditor, officer, director, partner, member, employee, agent, consultant, advisor, contractor with, employer or representative of, or in any similar capacity, or (B) give financial, technical or other assistance to, otherwise invest or have a financial interest in, or in exchange for compensation otherwise associate with any Person, business or enterprise that competes directly or indirectly with the Company or the Business (a “Competitive Business”) anywhere within the continental Unites States (the “Territory”); provided that the Seller and its Affiliates may passively hold up to 1% of the outstanding publicly-traded securities of a Person engaged in the Business for investment purposes only;

          (b) recruit, induce, solicit for employment, or employ, or in any manner attempt to recruit, induce, solicit or employ, any person employed by the Company as of the Effective Date, or any other person employed (or who had been so employed during the preceding twelve (12) months) by the Company, whether or not such employment is (or was) pursuant to a written contract and whether or not such employment is (or was) at will; provided, that the Seller may solicit for employment or employ those individuals set forth on Schedule 4.4.1(a) on a part-time basis so long as such solicitation or employment does not interfere or compete with or otherwise adversely affect the person’s normal duties with the Company;
          (c) solicit, contact or deal with: (i) any Person that is at such time, or in the case of the Company during the five-year period preceding the Effective Date was, a customer, supplier or business associate of the Company, or (ii) any Person from whom the Company solicited business or with whom the Company discussed a potential business relationship at any time during the five-year period preceding the Effective Date, in each case, for the purpose of offering or providing services or products which are competitive with services or products provided by the Company;
          (d) cause or seek to cause to be terminated or adversely affected, or otherwise interfere with, any agreement or arrangement of any kind to which the Company is a party or from which it benefits; or
          (e) seek to interfere with or adversely affect the ongoing relationships between the Company, on the one hand, and its suppliers, customers and professional and business contacts, on the other.
          4.4.2 Acknowledgement. The Seller acknowledges that the Company conducts business throughout the Territory. Accordingly, the Seller agrees that the Territory is reasonable to protect the legitimate business interests of the Buyer. The Seller agrees that any reduction to the Territory would seriously undermine the efficacy of this Section 4.4 and the protections that it is intended to provide. The Seller acknowledges and agrees that the covenants contained in this Section 4.4 are essential elements of this Agreement and that but for these covenants the Buyer would not have agreed to purchase the Shares. The Seller further expressly agrees and acknowledges that (a) the confidentiality, nonsolicitation and non-competition covenants contained in this Agreement (i) are reasonable and necessary for the protection of the Buyer with respect to the covenants’ respective stated purposes, time, scope and geographic area, and are supported by adequate consideration; (ii) are necessary for the protection of the Buyer’s legitimate business interests, including without limitation, the trade secrets, goodwill, and relationships with customers and suppliers purchased by the Buyer pursuant to this Agreement; (iii) are not unduly restrictive of any rights of the Seller; and (iv) for purposes of Texas law, including, without limitation, Texas Business & Commerce Code § 15.50(a) et seq.; are “ancillary to or part of an otherwise enforceable agreement” as of the time this Agreement was made, which includes, among others, the confidentiality and nonsolicitation covenants contained in this Agreement, each of which shall be deemed to be a separate “otherwise enforceable agreement” for purposes thereof; and (b) the Seller has sufficient employment alternatives and sufficient assets such that the Seller does not have to compete with Company or impermissibly use Company’s confidential, proprietary, trade secret information described in this Agreement during the term of this Section 4.4 in order to earn a living. The existence of any claim or cause of action against the Buyer by the Seller, whether predicated on the Buyer’s breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of the covenants contained in this Section 4.4.
          4.4.3 Injunction. The Seller agrees that a violation of the terms, provisions, covered obligations, duties and conditions described in this Agreement will give rise to the Buyer’s causes of action (including breach of this Agreement) against Seller for, among other relief, issuance of injunctive relief, issuance of a temporary restraining order, recovery of damages and recovery of the Buyer’s costs, attorneys’ fees, and expert witness fees. The Seller further agrees that it is difficult to calculate the amount and extent of any damages caused by such a violation and such a violation threatens to injure or actually does injure the Buyer and the Company’s property. The Seller agrees that the Buyer shall have the non-exclusive right to apply for a temporary restraining order, a temporary or preliminary and a permanent injunction to enforce the terms, provisions, covenants, obligations, duties and conditions described in this Section 4.4. The Seller further agrees that the Buyer, in applying for or receiving any restraining order or injunctive relief, need only post, and shall only be required to post, a bond of not more than $1,000.
          4.4.4 Specific Performance. If the Seller commits a breach of any of the provisions of this Section 4.4, the Buyer shall have the right and remedy, in addition to any others that may be available, at law or in equity, to: (i) have the provisions of this Section 4.4 specifically enforced by any court in any country having jurisdiction, through injunctive or other relief, it being acknowledged that any such breach will cause irreparable injury to the Buyer, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Buyer; and (ii) collect all reasonable costs of enforcement of this Agreement, including reasonable attorneys’ fees and costs, from the Seller.
          4.4.5 Severability. If any covenant or restriction contained in this Section 4.4, or any part thereof, is hereafter construed or found to be invalid or unenforceable in part or in whole, this shall not effect the remainder of the covenants or restrictions, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall enforce such invalid covenant or restriction to the maximum extent possible under applicable law including, without limitation, the maximum permissible time, scope and geographic area for such covenant or restriction.
     4.5 Further Assurances. From and after the Effective Date, upon the request of the Seller or the Buyer, each party will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Company or other Person with whom the Company has a relationship from maintaining the same relationship with the Company after the Closing as it maintained prior to the Closing.

     4.6 Cooperation Regarding Financial Statements. The Seller shall use its best efforts to assist and cooperate with the efforts of the Buyer and its accountants and auditors to prepare and audit any financial statements (including but not limited to pro forma financial statements) that the Buyer will be required to prepare, file or furnish pursuant to any applicable securities laws or exchange requirements, including the 1933 Act, the Exchange Act, the rules and regulations of the SEC promulgated thereunder, and any rules or regulations of the New York Stock Exchange or other stock exchange, or under any other applicable laws.
     4.7 Corrective Action. The Seller has engaged Enprotec/Hibbs & Todd (the “Environmental Consultant”) to conduct a Phase II Environmental Site Assessment (the “Phase II”) for the Real Property located in Giddings, Texas (the “Site”). The Seller acknowledges that the Phase II may identify environmental contamination at the Site, including the presence of Contaminants in the soil and groundwater at quantities above the State of Texas’s acceptable protective concentration levels, as defined in Chapter 350, T.A.C. (“Acceptable Levels”). Furthermore, the Seller acknowledges that the Environmental Consultant may recommend Corrective Action in order to attain Acceptable Levels for the soil and groundwater and comply with Environmental Laws. Accordingly, the Seller hereby agrees to take all actions necessary or advisable to complete the Corrective Action as recommended in the Phase II or as may otherwise be required by Environmental Laws.
5.	INDEMNIFICATION.
     5.1 Indemnification by the Seller. Subject to the limitations set forth in this Section 5, the Seller will indemnify and hold harmless the Buyer and each of its Affiliates (including, following the Closing, the Company), and the Representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to:
          5.1.1 any fraud of the Seller or any breach of, or inaccuracy in, any representation or warranty made by the Seller in Section 2;
          5.1.2 any breach or violation of any covenant or agreement of the Seller to the extent required to be performed or complied with by the Seller (including under this Section 5) in or pursuant to this Agreement;
          5.1.3 any Liabilities of the Company, the Seller, of any nature whatsoever, whether accrued, absolute, contingent or otherwise, arising from or relating to the operations or activities of the Company prior to the Effective Date, except to the extent the liabilities of the Company are reflected in the Closing Balance Sheet; or
          5.1.4 (i) the Excluded Assets, (ii) the ranch employees set forth on Schedule 2.24 whose employment with the Company will be terminated on or prior to the Closing Date, (iii) the matters set forth on Schedule 2.18 and Schedule 2.25 and (iv) the Seller’s employment of the Company’s employees following the Closing Date as permitted by Section 4.4.1(b).

          5.1.5 In the event that the Seller is required to indemnify any Buyer Indemnified Person for any Uncollected Receivables, the Buyer agrees to assign all rights and title to Uncollected Receivables to the Seller immediately following the payment of such Losses (in an amount equal to the Losses actually paid from Seller to Buyer).
          5.1.6 The Seller shall not be liable for the indemnification obligations pursuant to Section 5.1.1 or Section 5.1.3 until the aggregate amount of Losses with respect to matters referred to in Section 5.1.1 and Section 5.1.3 exceeds One Hundred Thousand and 00/100 Dollars ($100,000) (the “Deductible”), after which the Seller will be responsible for all Losses in excess of the Deductible. Notwithstanding anything herein to the contrary, the Deductible will not apply (i) in the case of fraud or intentional misrepresentation of the Seller or (ii) with respect to any breach of Sections 2.1 (Organization and Predecessors), 2.2 (Capitalization and Title), 2.3 (Power and Authorization), 2.5(d) (Breach of Organizational Documents), the last sentence of 2.6.1 (Financial Statements), 2.10.1 (Ownership of Assets), 2.15 (Legal Compliance; Illegal Payments; Permits), 2.17 (Employee Benefit Plans), 2.18 (Environmental Matters), 2.24 (Employees), the last sentence of 2.25.1 (Litigation) or 2.29 (No Brokers).
     5.2 Indemnity by the Buyer. Subject to the limitations set forth in this Section 5, the Buyer will indemnify and hold harmless the Seller and the Seller’s Affiliates, and the Representatives and Affiliates of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:
          5.2.1 any fraud of the Buyer or any breach of, or inaccuracy in, any representation or warranty made by the Buyer in Section 3; or
          5.2.2 any breach or violation of any covenant or agreement of the Buyer (including under this Section 5) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing Date, in either case in or pursuant to this Agreement; or
          5.2.3 subject to the satisfaction in full of all of the Seller’s indemnification obligations set forth in Section 5.1, the Buyer’s failure to cause the Company to timely pay all Liabilities of the Company either shown on the Closing Balance Sheet or disclosed in the Schedules attached hereto, in either such case with a specific reference that the Seller has personally guaranteed or has personal liability with regard thereto.
     5.3 Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 5.1.1, 5.1.3 or 5.2.1 for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Person, is provided to the Indemnifying Person:

          5.3.1 at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 2.1 (Organization and Predecessors), 2.2 (Capitalization and Title), 2.3 (Power and Authorization), 2.5(d) (Breach of Organizational Documents), the last sentence of 2.6.1 (Financial Statements) 2.10.1 (Ownership of Assets), the last sentence of 2.25.1 (Litigation), 2.29 (No Brokers), 3.1 (Organization), 3.2 (Power and Authorization), 3.4(d) (Breach of Organizational Documents) or 3.5 (No Brokers);
          5.3.2 at any time, in the case of any claim or suit based upon violations of law, fraud or intentional misrepresentation;
          5.3.3 at any time prior to the thirtieth day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 2.15 (Legal Compliance; Illegal Payments; Permits), 2.17 (Employee Benefit Plans), 2.18 (Environmental Matters) or 2.24 (Employees); and
          5.3.4 at any time prior to last day of the 36th month following the Effective Date, in the case of any breach of, or inaccuracy in, any other representation and warranty or any Loss arising from Liabilities described in Section 5.1.3.
     Claims for indemnification pursuant to any other provision of Sections 5.1 and 5.2 are not subject to the limitations set forth in this Section 5.3.
     5.4 Third Party Claims.
          5.4.1 Notice of Claim. If any third party notifies an Indemnified Person with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnified Claim against an Indemnifying Person under this Section 5, then the Indemnified Person will promptly give written notice to the Indemnifying Person; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person will relieve the Indemnifying Person from any obligation under this Section 5.
          5.4.2 Assumption of Defense, etc. The Indemnifying Person will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Person pursuant to Section 5.4.1. In addition, the Indemnifying Person will have the right to assume the defense of the Indemnified Person against the Third Party Claim with counsel satisfactory to the Indemnified Person so long as (a) the Indemnifying Person gives written notice to the Indemnified Person within fifteen days after the Indemnified Person has given notice of the Third Party Claim that the Indemnifying Person will indemnify the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Indemnifying Person provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Person will have adequate financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Person, (d) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the

Indemnifying Person in connection with the defense of the Third Party Claim, (e) the Third Party Claim does not relate to or otherwise arise in connection with Taxes (provided, that with respect to Taxes, this Section 5.4.2 shall not affect the Seller’s right to defend any claim of a Governmental Authority as permitted by Section 6.3(c)) or any criminal or regulatory enforcement Action and (f) the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Person will pay the fees and expenses of separate co-counsel retained by the Indemnified Person that are incurred prior to the Indemnifying Person’s assumption of control of the defense of the Third Party Claim.
          5.4.3 Limitations on Indemnifying Person. The Indemnifying Person will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person, which consent will not be unreasonably withheld, unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (b) results in the full and general release of Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person.
          5.4.4 Indemnified Person’s Control. If the Indemnifying Person does not deliver the notice contemplated by clause (a), or the evidence contemplated by clause (b), of Section 5.4.2 within 15 days after the Indemnified Person has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Person in connection therewith). If such notice and evidence is given on a timely basis and the Indemnifying Person conducts the defense of the Third Party Claim actively and diligently but any of the other conditions in Section 5.4.2 is or becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with the consent of the Indemnifying Person, which consent shall not be unreasonably delayed, conditioned or withheld. In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 5.4.4, the Indemnifying Person will (a) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses) and (b) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Section 5.
          5.4.5 Consent to Jurisdiction Regarding Third Party Claim. The Buyer and the Seller, in their capacities as Indemnifying Persons, hereby consent to the non-exclusive jurisdiction of any court in which any Third Party Claim may be properly brought against any Indemnified Person for purposes of any claim which such Indemnified Person may have against such Indemnifying Person pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 7.12 are incorporated herein by reference, mutatis mutandis.

     5.5 Knowledge and Investigation. The right of any Buyer Indemnified Person or Seller Indemnified Person to indemnification pursuant to this Section 5 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Sections 5.1 and 5.2.
     5.6 Insurance. Any Losses otherwise payable to an Indemnified Person shall be reduced to the extent of any insurance proceeds received by the Indemnified Person with respect to the event giving rise to the Loss, net of the costs of collection of such insurance proceeds or claim. Any Person entitled to be indemnified hereunder agrees to use commercially reasonable efforts to collect all applicable insurance coverage and all Losses sought by any Person shall be net of the proceeds received by such Indemnified Person, net of the costs of collection.
     5.7 Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Section 5 are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 5 without regard to the availability of a remedy under any other provision of this Section 5.
     5.8 Right of Setoff. Upon notice to the Seller specifying in reasonable detail the basis therefor, the Buyer may set off any amount to which it may be entitled from the Seller against amounts otherwise payable, if any, under Section 1.6. The exercise of such right of setoff by the Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement between the Buyer or any of its Affiliates and the Seller. Neither the exercise or failure to exercise such right of setoff will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it. Notwithstanding the foregoing, if the Buyer sets off an amount pursuant to this Section 5.8 and it is later finally mutually determined by the parties or pursuant to Section 7.12 that such setoff amount was in excess of the amount which the Seller was required to indemnify the Buyer, then the Buyer shall pay interest to the Seller on such excess amount at the Prime Rate as published by the Wall Street Journal on the date such setoff is made.
6.	TAX MATTERS
     6.1 Representations and Obligations Regarding Taxes. The Seller represents and warrants to and agrees with the Buyer as follows, in each case except to the extent set forth on Schedule 6 (for purposes of this Section 6, the “Company” includes the Company and/or any corporation that at any time has been a subsidiary of the Company):
          (a) The Company has timely filed all Tax Returns that it was required to file. All of those Tax Returns were correct and complete. Schedule 6.1(a) lists all Federal, state, local and foreign Tax Returns filed with respect to the Company for taxable periods ending after December 31, 2000. The Company has delivered to the Buyer correct and complete copies of all Federal income Tax Returns and all state and local income or franchise Tax returns for each taxable period ending after December 31, 2000. All material elections with respect to Taxes affecting the Company are disclosed on or attached to a Tax Return of the Company.

          (b) Except as set forth in the second succeeding sentence, all Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid, and the Company has made adequate accrual in its Reviewed Financials for all Taxes through the date hereof not yet due and payable. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
          (c) The Company has not made any change in accounting methods, received a ruling from any taxing authority or signed an agreement with respect thereto or signed any closing agreement with respect to any Tax year. The Company is not required to include in income any adjustment pursuant to section 481(a) of the Code by reason of any voluntary change in accounting method (nor has any Governmental Authority proposed in writing any such adjustment or change of accounting method).
          (d) The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. All private letter rulings issued by the IRS to the Company (and any corresponding ruling or determination of any state, local or foreign Governmental Authority, including, without limitation, any clearance for taxation purposes in relation to any transaction or arrangement involving the Company) have been disclosed on Schedule 6.1(d), and there are no pending requests for any rulings (or corresponding determinations). There is no power of attorney with respect to any Tax executed or filed with any Governmental Authority.

          (e) There are no liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension has not since expired. Schedule 6.1(e) lists those Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2000 that have been audited or that have been the subject of any written or unwritten notice of any audit, examination, investigation or other proceeding. The Company has delivered to the Buyer correct and complete copies of all audit, examination, revenue agent’s and other reports of, and any closing agreement with, any taxing jurisdiction with respect to taxable periods ended on or after December 31, 2000. No issue relating to Taxes has been raised in writing by a Governmental Authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a Governmental Authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. Except as noted on Schedule 6.1(e), there is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the directors or officers (or employees responsible for Tax matters) of the Company has knowledge. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that it satisfies or may satisfy the nexus or permanent establishment requirements to be subject to taxation by that jurisdiction. Except to the extent set forth on Schedule 6.1(e), no director or officer (or employee responsible for Tax matters) of the Company has any reason to believe that any Governmental Authority will assert liability for any additional Taxes for any period for which Tax Returns have been filed.
          (f) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under section 280G of the Code or that would give rise to any obligation to indemnify any Person for any excise tax payable pursuant to section 4999 of the Code. The Company has not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 or Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction, and the Company is not a lessor or lessee of any tangible property located outside the United States. None of the property of the Company is tax-exempt use property within the meaning of section 168(h) of the Code, is property that is required to be treated as being owned by any other Person pursuant to the safe harbor lease provisions of former section 168(f)(8) of the Code or is property that directly or indirectly secures any debt the interest on which is exempt from federal income tax pursuant to section 103 of the Code. The Company is not a controlled corporation or a distributing corporation in respect of a distribution to which section 355(e) of the Code could apply by reason of the acquisition of the Company’s shares pursuant to this Agreement. The Company has not distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code. No Debt of the Company consists of “corporate acquisition indebtedness” within the meaning of section 279 of the Code.

          (g) The Company (i) has not made an election, or is required to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use of property within the meaning of Section 168 of the Code; (ii) owns no property that is subject to a “section 467 rental agreement” as defined in Section 467 of the Code; (iii) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (iv) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.
          (h) The Company does not have a non-accountable expense reimbursement arrangement with the meaning of Treasury Regulation Section 1.62-2(c).
          (i) No taxing authority is asserting or to the Seller’s Knowledge threatening to assert a claim against the Company under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law.
          (j) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of (i) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law); (ii) an installment sale or open transaction disposition occurring on or prior to the Closing Date; (iii) the use of the cash basis method of accounting; or (iv) a prepaid amount received on or prior to the Closing Date.
          (k) The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. The Company does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable income tax treaty to which the United Sates and the foreign country are parties or under the law of the foreign country. The Company does not have an overall foreign loss within the meaning of section 904(f) of the Code.
          (l) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an Affiliated Group filing a consolidated Federal income Tax Return and (ii) has no liability for the Taxes of any Person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for Federal income tax purposes. Details of all claims or elections for any reliefs, allowances or credits, the making or claiming of which was taken into account in computing the provision or reserve for taxation in the Reviewed Financials and which have not been made by the Company are set out in Schedule 6.1(l). Except as provided in the Reviewed Financials, the Company is not and will not be under any obligation to make and has no entitlement to receive in respect of any period ending on or before the Closing any payment under any taxation sharing arrangement in respect of profits, gains or losses of another Person.

          (m) The Company has disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of section 6662 of the Code. The Company has not engaged in any “listed transaction” or “reportable transaction” within the meaning of section 6707A(c) of the Code or Treasury regulation section 1.6011-4(b) or any transaction (i) that was marketed to the Company in writing as a transaction that is intended to generate substantial tax benefits and (ii) with respect to which the Company has paid a promoter of the transaction total fees in excess of $100,000.
          (n) The transfer of the Shares to the Buyer pursuant to the terms of this Agreement will not result in any Tax liability to the Company or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Company by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.
          (o) No charge to taxation will arise on the Company and no arrangement, concession, dispensation or agreement which the Company has with or from any Tax Authority will be prejudiced by virtue of the entering into of this Agreement or the consummation of the transactions contemplated hereby.
          (p) Except as described in Schedule 6.1(p), the Company is not treated for any taxation purpose as resident in a country other than the country of its incorporation and the Company has not, nor has it within the past six (6) years had, a branch, agency or permanent establishment in a country other than the country of its incorporation.
          (q) No transactions or arrangements involving the Company have taken place or are in existence which are such that any provision relating to transfer pricing might be invoked by a Governmental Authority.
     6.2 Covenants With Respect To Taxes
          (a) the Buyer shall (i) grant to the Seller reasonable access to the Company’s books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that the books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing Date as may be necessary for Tax return preparation, audit, or other financial reporting matters, and (ii) otherwise cooperate with the Seller in connection with any audit of Taxes that relates to the business of the Company prior to Closing, in each case to the extent relevant to the Seller’s indemnification obligations under Section 6.3.

          (b) the Buyer shall be responsible for preparing and filing, or causing the Company to prepare and file, all Tax Returns of the Company for the taxable periods ending after the Closing Date, and the Seller shall be responsible for filing all Tax Returns of the Company for taxable periods ending on or before the Closing Date. The Seller shall furnish such Tax Returns to the Buyer for its review, comment and approval at least 30 days prior to the due date (or extended due date) for filing such Tax Returns and such Tax Returns shall be prepared in accordance with past practice, except as required by law or regulation. The Seller shall pay all Taxes required to be paid with respect to such Tax Returns, reduced by the amount of the accrual for those Taxes in the Closing Balance Sheet to the extent included in computing net working capital and reduced by the amount of such Taxes attributable to transactions occurring after the Effective Date and on or before the Closing. The Seller shall pay to the Buyer within five (5) days after the date on which Taxes are paid with respect to periods beginning before the Effective Date and ending on or after the Effective Date an amount equal to the portion of those Taxes that relates to the portion of the taxable period ending on the Effective Date. Other than the Taxes referred to in the preceding sentence that the Seller shall pay, for purposes of this Agreement, in the case of any period that begins before the Effective Date and ends after the Effective Date, any tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions, and any credits available with respect to any Tax, shall be allocated by assuming that the taxable period ended on the Effective Date, and any other Tax shall be allocated based on the number of days in the taxable period ending on the Effective Date divided by the total number of days in the taxable period.
     6.3 Indemnification for Taxes.
          (a) The Seller shall indemnify the Buyer and its Affiliates, including, after the Closing, the Company (each herein sometimes referred to as an “Indemnified Taxpayer”) against, and agrees to protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies and losses and all expenses, including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements (all herein referred to as “Tax Losses”), resulting from:
          (i) (A) any Taxes of the Company or the Seller allocable to any period ending on or prior to the Effective Date or allocable to any period that begins before and ends after the Effective Date (but only to the extent that such Taxes relate to the portion of the taxable period ending on the Effective Date in accordance with Section 6.2(b)), except to the extent the liability for such Taxes is included in computing net working capital and (B) any Taxes of the Company or any corporation that is or was a member of an Affiliated Group of which the Company was or is a member, or any liability of any of the foregoing for the Taxes of any Person, whether as a transferee or successor, by contract or otherwise;

          (ii) Any Taxes arising from or occasioned by the sale of the Company’s capital stock pursuant to this Agreement; or
          (iii) Any misrepresentation or breach of any representation, warranty or obligation set forth in this Section 6.
          (b) Subject to the resolution of any Tax contest pursuant to Section 6.3(c), upon notice from the Buyer to the Seller that an Indemnified Taxpayer is entitled to an indemnification payment for a Tax Loss pursuant to Section 6.3(a), the Seller thereupon shall pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to the payment, will indemnify and hold the Indemnified Taxpayer harmless from the Tax Loss.
          (c) (i) If a claim shall be made by any Governmental Authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Seller in writing of that fact; provided, however, that any failure to give the notice will not waive any rights of the Indemnified Taxpayer.
          (ii) The Seller shall have the right to defend the Indemnified Taxpayer against the claim with counsel satisfactory to the Indemnified Taxpayer so long as (A) the Seller notifies the Indemnified Taxpayer in writing within 30 days after the Indemnified Taxpayer has given notice of the claim that the Seller will indemnify the Indemnified Taxpayer from and against the entirety of any Tax Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (B) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, the Seller shall have advanced to the Indemnified Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (C) the Seller conducts the defense of the claim actively and diligently.
          (iii) Subject to the provisions of paragraph (ii) above, the Seller shall be entitled to prosecute the contest to a determination in a court of initial jurisdiction, and if the Seller shall reasonably request, to a determination in an appellate court provided that, if requested by the Indemnified Taxpayer, the Seller shall provide to the Indemnified Taxpayer an opinion, in form and substance satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail on that appeal.

          (iv) The Seller shall not be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer.
          (v) If, after actual receipt by the Indemnified Taxpayer of an amount advanced by the Seller pursuant to paragraph (ii)(D) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Indemnified Taxpayer shall promptly pay to the Seller any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the Governmental Authority and any recovery of legal fees from the Governmental Authority); provided, however, that the Indemnified Taxpayer shall have been indemnified and held harmless from all Tax Losses by reason of any indemnification payments retained by the Indemnified Taxpayer net of any Taxes imposed on the Indemnified Taxpayer with respect to indemnification payments received by the Indemnified Taxpayer or with respect to the receipt of any payment from the Governmental Authority. Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before the time that the Seller shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Section 6.
          (vi) If any of the conditions in Section 6.3(c)(i) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Taxpayer need not consult with, or obtain any consent from, the Seller in connection therewith), (B) the Seller will reimburse the Indemnified Taxpayer promptly and periodically for the costs of defending against the claim (including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements) and (C) the Seller will remain responsible for any Losses the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 6.3.

          (d) Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Seller under this Section 6 shall survive the Closing until the end of the applicable statutes of limitations. With respect to any indemnification obligation for any Tax for which a Governmental Authority asserts a claim within 90 days before the end of the applicable statute of limitations, an Indemnified Taxpayer shall be treated as having provided timely notice to the Seller by providing written notice to the Seller on or before the 90th day after the Indemnified Taxpayer’s receipt of a written assertion of the claim by the Governmental Authority.
          (e) All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all the transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any of those Tax Returns and other documentation.
7.	MISCELLANEOUS
     7.1 Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided:
          (a) by hand (in which case, it will be effective upon delivery);
          (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or
          (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);
     in each case, to the address (or facsimile number) listed below:

If to the Seller, to:	Alan B. Roberts
1001 County Road 230
Giddings, Texas 78942
Telephone: (979) 542-0272
Facsimile: (979) 542-9402

with a copy (which shall not	Decker, Jones, McMackin,
constitute notice) to:	McClane, Hall & Bates, P. C.
801 Cherry Street, Unit #46
Fort Worth, Texas 76102
Telephone: (817) 336-2400
Facsimile: (817) 336-2181
Attention: James L. Stripling, Esq.

If to the Buyer, to:	MasTec North America, Inc.
c/o MasTec, Inc.
800 S. Douglas Road, 12th Floor
Coral Gables, FL 33134
Telephone: (305) 406-1892
Facsimile: (305) 406-1900
Attention: Pablo A. Alvarez, Executive Vice
President, Mergers and Acquisitions

with a copy (which shall not	MasTec, Inc.
constitute notice) to:	800 S. Douglas Road, 12th Floor
Coral Gables, FL 33134
Telephone: (305) 406-1849
Facsimile: (305) 406-1947
Attention: Albert de Cardenas, Executive
Vice President and General Counsel

with a copy (which shall not	Greenberg Traurig, P.A.
constitute notice) to:	1221 Brickell Avenue
Miami, FL 33131
Telephone number: (305) 579-0724
Facsimile number: (305) 961-5724
Attention: David Barkus, Esq.
Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 7.1 to each of the other parties hereto.
     7.2 Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder (other than transfers by operation of law) without the prior written approval of the other parties; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the Buyer is not relieved of any Liability hereunder. Except as expressly set forth in Section 5 with respect to Indemnified Persons who are not parties to this Agreement, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.
     7.3 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer and the Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
     7.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.
     7.5 Schedules; Listed Documents, etc. Neither the listing nor description of any item, matter or document in any Schedule hereto nor the furnishing or availability for review of any document will be construed to modify, qualify or disclose an exception to any representation or warranty of any party made herein or in connection herewith, except to the extent that such representation or warranty specifically refers to such Schedule and such modification, qualification or exception is clearly described in such Schedule.
     7.6 Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto. The facsimile transmission of a signed signature page, by any party to the other(s), shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.
     7.7 Survival. The covenants and agreements and, subject to Section 5.3, the representations and warranties set forth in this Agreement shall survive and remain in effect after the Closing.
     7.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.
     7.9 Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.
     7.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.
     7.11 Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
     7.12 Jurisdiction; Venue; Service of Process.
          7.12.1 Jurisdiction. Subject to the provisions of Section 4.4.4 and 5.4.5, each party, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Florida or the United States District Courts located in the Southern District of Florida for the purpose of any Action between the parties arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
          7.12.2 Venue. Each party agrees that for any Action between the parties arising in whole or in part under or in connection with this Agreement, such party bring Actions only in Miami-Dade County, Florida. Each party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
          7.12.3 Service of Process. Each party hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Florida law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

     7.13 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHICH ACTION WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
     7.14 Expenses. Except as provided in Sections 5 or 6, each party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.
8.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.
     8.1 Definitions. As used herein, the following terms will have the following meanings:
     “1933 Act” means the Securities Act of 1933, as amended.
     “Acceptable Levels” is defined in Section 4.7.
     “Accounts Receivable” means the aggregate amount of accounts, commissions and debts payable to the Company. For all purposes hereunder, the Accounts Receivable shall be valued at their net realizable value, net of an allowance for bad debts.
     “Action” means any claim, action, cause of action or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.
     “Actual Company Debt” is defined in Section 1.3.2.
     “Actual Net Working Capital” defined in Section 1.3.2.
     “Actual Tangible Net Worth” is defined in Section 1.3.2.
     “Actual Total Assets” is defined in Section 1.3.2.

     “Affiliate” means with respect to any specified Person, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the capital stock of, such specified Person, (c) each Person that is managed by a common group of executive officers and/or directors as such specified Person, (d) the Members of the Immediate Family (i) of each officer, director or holder described in clause (b) and (ii) if such specified Person is an individual, of such specified Person, provided that solely with respect to Section 4.4, James Roberts and David Roberts, shall not be considered a Member of the Immediate Family and (e) each Person of which such specified Person or an Affiliate (as defined in clauses (a) through (d)) thereof will, directly or indirectly, beneficially own at least 20% of any class of equity interests at such time.
     “Affiliated Group” means any affiliated group within the meaning of section 1504(a) of the Code or any similar group defined under a similar provision of any Legal Requirement.
     “Agreement” is defined in the Preamble.
     “Assets” is defined in Section 2.10.1.
     “Business” means the Company’s pipeline construction and right-of-way business, including but not limited to: (i) cross country construction of pipelines from two (2) to forty-two (42) inches; (ii) industrial metalizing, sandblasting and tank lining painting; (iii) field and shop fabrication; (iv) hydrostatic testing; (v) pipeline repair, retirement and removal; (vi) right-of-way maintenance and mowing; (vii) automated and manual welding; and (viii) compressor station pipelines, retirement, meter stations and demolition, all as it relates to the pipeline construction business.
     “Business Day” means any weekday other than a weekday on which banks in New York City, New York, Coral Gables, Florida or Giddings, Texas are authorized or required to be closed.
     “Buyer” is defined in the Preamble.
     “Buyer Indemnified Person” is defined in Section 5.1.
     “Cash Purchase Price” is defined in Section 1.2.
     “Closing” is defined in Section 1.4.
     “Closing Balance Sheet” is defined in Section 1.3.2.
     “Closing Date” is defined in Section 1.4.
     “Closing Statement” is defined in Section 1.3.2.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Common Stock” means the common stock of the Company, par value $1.00.
     “Company” is defined in the recitals to this Agreement.
     “Company Employees” is defined in Section 2.17(a).

     “Company Software” means Owned Software and Licensed Software.
     “Company Technology” means any and all Technology used or useful in connection with the Business and any and all Intellectual Property in any and all such Technology.
     “Compensation” means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever, paid or provided directly or indirectly by the Company to such Person or Affiliates of such Person.
     “Competitive Business” is defined in Section 4.4.1(a).
     “Contaminant” means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any hazardous or toxic constituent thereof and includes, without limitation, any substance defined in or regulated under any Environmental Law.
     “Contemplated Transactions” means the transactions contemplated by this Agreement, including the sale and purchase of the Shares.
     “Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement, performance bond, warranty obligation or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Debt), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
     “Controlled Group” is defined in Section 2.17(c).
     “Corrective Action” means all monitoring well installations, tests, inspections, borings, engineering studies, surveys, appraisals, environmental studies, remediation operations or other activities, including any subsequent monitoring, as may be required, in compliance with Environmental Laws, in order to remediate any environmental contamination located at the Site and identified by the Phase II.
     “CPA Firm” means PricewaterhouseCoopers.
     “Customer Assets” is defined in Section 2.16.
     “Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar Contractual Obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for Contractual Obligations relating to interest rate protection, swap agreements and collar agreements, (g) in the nature of prepayment penalties in connection with the obligations described in clauses (a) through (f) above, and (h) in the nature of Guarantees of the obligations described in clauses (a) through (f) above of any other Person.

     “Deductible” is defined in Section 5.1.6.
     “Disclosed Contract” is defined in Section 2.19.2.
     “Earn-Out Payments” is defined in Section 1.6.1.
     “Earn-out Period” is defined in Section 1.6.2.
     “Earn-Out Review Period” is defined in Section 1.6.6.
     “EBT” is defined in Section 1.6.3.
     “Effective Date” is defined in the Preamble.
     “Employee Plans” is defined in Section 2.17(a).
     “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
     “Enforceable” means, with respect to any Contractual Obligation stated to be “Enforceable” by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect affecting the rights of creditors generally, including without limitation, court decisions, general equity principles, and the statutory provisions of the federal bankruptcy code and applicable state law pertaining to the voidability of preferential or fraudulent transfers or conveyances.
     “Environmental Consultant” is defined in Section 4.7.
     “Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
     “Equipment” is defined in Section 2.13.
     “ERISA” means the federal Employee Retirement Income Security Act of 1974.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Assets” is defined in Section 2.6.1.

     “Existing Operations” is defined in Section 1.6.3.
     “Facilities” means any buildings, plants, improvements or structures located on the Real Property.
     “FLSA” is defined in Section 2.24.2.
     “Financials” is defined in Section 2.6.1.
     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
     “Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority in a judicial or administrative proceeding.
     “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.
     “Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person; (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Debt or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor; and (c) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt or other obligations of such partnership or venture.
     “Hazardous Substance” is defined in Section 2.18.
     “Indemnified Person” means, with respect to any Indemnity Claim, the Person asserting such claim under Section 5.1 or 5.2, as the case may be.
     “Indemnified Taxpayer” is defined in Section 6.3(a).
     “Indemnifying Person” means, with respect to any Indemnity Claims, (i) the Seller, or (ii) the Buyer under Section 5.1 or 5.2, respectively, against whom such claim is asserted.
     “Indemnity Claim” means a claim for indemnity under Section 5.1 or 5.2.
     “Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from:

          (a) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware;
          (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;
          (c) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created;
          (d) any and all registrations, applications, recordings, licenses, common-law rights and Contractual Obligations relating to any of the foregoing; and
          (e) all Actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.
     “Interim Financials” is defined in Section 2.6.1.
     “Inventory” means all inventory related to the Business, wherever located, including all finished goods whether held at any location or facility of the Company or in transit to the Company.
     “Investment” means (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, capital stock, options, securities or ownership interests (including partnership interests and joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.
     “IRS” is defined in Section 2.17(e).
     “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law.
     “Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.
     “Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

     “Liability Policies” is defined in Section 2.26.
     “Licensed Software” means all Software that is owned by any third party and that is licensed to and used by the Company in the conduct of the Businesses.
     “Licenses” is defined in Section 2.14.6.
     “Losses” is defined in Section 5.1.
     “MasTec” is defined in Section 1.6.4.
     “Material Adverse Effect” means any change in, or effect on, the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company which, when considered either individually or in the aggregate together with all other adverse changes or effects with respect to which such phrase is used in this Agreement, is, or is reasonably likely to be, materially adverse to the Business, operations, Assets, prospects or condition (financial or otherwise) of the Company, taken as a whole.
     “Maximum Company Debt” is defined in Section 1.3.1.
     “Maximum Net Working Capital” is defined in Section 1.3.5.
     “Members of the Immediate Family” means, with respect to any individual, (a) such Person’s spouse, (b) each parent, brother, sister or child of such Person or such Person’s spouse, (c) the spouse of any Person described in clause (b) above, (d) each child of any Person described in clauses (a), (b) or (c) above, (e) each trust created solely for the benefit of one or more of the Persons described in clauses (a) through (d) above and (f) each custodian or guardian of any property of one or more of the Persons described in clauses (a) through (e) above in his capacity as such custodian or guardian.
     “Minimum Net Working Capital” is defined in Section 1.3.1.
     “Minimum Tangible Net Worth” is defined in Section 1.3.1.
     “Minimum Total Assets” is defined in Section 1.3.1.
     “Most Recent Balance Sheet” is defined in Section 2.6.1.
     “Most Recent Balance Sheet Date” is defined in Section 2.6.1.
     “Negative EBT Earn-out Period” is defined in Section 1.6.1(g).
     “Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) which is taken in the ordinary course of the normal day-to-day operations of such Person.

     “Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
     “Owned Software” means all Software used by the Company in the conduct of the Businesses that is owned or purported to be owned by the Company.
     “PBGC” is defined in Section 2.17(e).
     “Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
     “Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business which liens have not had and are not reasonably likely to have a Material Adverse Effect, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Real Property which are not violated in any material respect by the current or contemplated use and operation of the Real Property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current or contemplated occupancy or use of the Real Property in any material respect and (f) restrictions on the transfer of securities arising under federal and state securities laws.
     “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.
     “Phase II” is defined in Section 4.7.
     “Predecessor” is defined in Section 2.1.2.
     “Public Reports” is defined in Section 3.6.
     “Purchase Price” is defined in Section 1.6.1.

     “Real Property” is defined in Section 2.12.1.
     “Real Property Leases” is defined in Section 2.12.1.
     “Receivables” is defined in Section 2.11.
     “Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Reviewed Financials” is defined in Section 2.6.1.
     “SEC” is defined in Section 2.15.4(e).
     “Seller” is defined in the Preamble.
     “Seller Indemnified Person” is defined in Section 5.2.
     “Seller’s Knowledge” means the knowledge of the Seller, Charles Myers, Jewel Pierce, Jarvis Boriack, Robyn Roberts, Scott Crumley, James Roberts, each of whom will be deemed to have knowledge of all such matters as he or she would have discovered, had he or she made reasonable inquiries.
     “Seller’s Objection” is defined in Section 1.3.3.
     “Shares” is defined in the recitals to this Agreement.
     “Site” is defined in Section 4.7.
     “Software” means computer software or firmware in any form, including but not limited to computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.
     “Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.
     “Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, mineral oil, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

     “Tax Losses” is defined in Section 6.3(a).
     “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing.
     “Territory” is defined in Section 4.4.1(a).
     “Third Party Claim” is defined in Section 5.4.1.
     “Treasury Regulations” means the regulations promulgated under the Code.
     “Uncollected Receivables” means any Accounts Receivable reflected on the Closing Balance Sheet that are not collected within one hundred twenty (120) days of the Effective Date.
     “WARN” is defined in Section 2.24.2.
     8.2 Rules of Construction. Except as otherwise explicitly specified to the contrary, (a) each reference to a Section, Exhibit or Schedule means a Section of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all pronouns and any variations thereof refer to the masculine, feminine or neuter singular or plural as the identity of the Person or Persons may require. The terms “hereof”, “herein”, “hereunder”, “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references herein to “dollars” or “$” are to United States dollars. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

     IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement as of the date first above written.

Buyer:	MASTEC NORTH AMERICA, INC.
	By:	/s/ Jose R. Mas
		Name:	Jose R. Mas
		Title:	President and CEO

Seller:	/s/ Alan B. Roberts
Alan B. Roberts